As filed with the Securities and Exchange Commission on September 2, 2005
                                                      Registration No. 333-_____

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549
                          ----------------------------

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                          -----------------------------

                          MARINE GROWTH VENTURES, INC.
                 (Name of small business issuer in its charter)

         Delaware                         4489                   20-0890800
(State or other Jurisdiction   (Primary Standard Industrial   (I.R.S. Employer
    of Incorporation or         Classification Code Number)  Identification No.)
       Organization)

                               405-A Atlantis Road
                          Cape Canaveral, Florida 32920
                                 (321) 783-1744
          (Address and telephone number of principal executive offices and principal place of business)

                                Craig Hodgkins,
                                    President
                          Marine Growth Ventures, Inc.
                               405-A Atlantis Road
                          Cape Canaveral, Florida 32920
                                 (321) 783-1744
            (Name, address and telephone number of agent for service)

                                   Copies to:
                              Thomas A. Rose, Esq.
                              Yoel Goldfeder, Esq.
                       Sichenzia Ross Friedman Ference LLP
                     1065 Avenue of the Americas, 21st Flr.
                            New York, New York 10018
                                 (212) 930-9700
                              (212) 930-9725 (fax)

                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. _________

                         CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------
   Title of each class of       Number of        Proposed       Proposed         Amount of
      securities to be         Shares to be      maximum        maximum       registration fee
         registered             registered       offering      aggregate
                                                price per    offering price
                                                share (1)
----------------------------------------------------------------------------------------------
Common Stock, $0.001
par value                       1,017,000         $0.20         $203,400           $23.94
----------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(e) under the Securities Act of 1933.

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement is filed with the Securities and Exchange Commission and becomes effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

      PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED SEPTEMBER 2, 2005

                          MARINE GROWTH VENTURES, INC.
                               1,017,000 SHARES OF
                                  COMMON STOCK

      This prospectus relates to the sale of 1,017,000 currently outstanding shares of our common stock, par value $0.001 per share (the "Common Stock") by certain stockholders of Marine Growth Ventures, Inc. This is the initial registration of shares of our common stock. The selling stockholders will sell the shares from time to time at $0.20 per share. Our common stock is not traded on any national securities exchange and is not quoted on any over-the-counter market. If our shares become quoted on the Over-The-Counter Bulletin Board, sales will be made at prevailing market prices or privately negotiated prices.

      We will not receive any proceeds from any sales made by the selling stockholders. We have paid the expenses of preparing this prospectus and the related registration expenses.

      Investing in these securities involves significant risks. See "Risk Factors" beginning on page 7.

      We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is ________, 2005.

                                Table of Contents

PROSPECTUS SUMMARY............................................................6

RISK FACTORS..................................................................7

USE OF PROCEEDS..............................................................10

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.....................10

BUSINESS.....................................................................14

FACILITIES...................................................................19

EMPLOYEES....................................................................19

LEGAL PROCEEDINGS............................................................19

MANAGEMENT...................................................................19

EXECUTIVE COMPENSATION.......................................................21

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...............................21

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...............22

DESCRIPTION OF SECURITIES TO BE REGISTERED...................................22

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES...............................23

PLAN OF DISTRIBUTION.........................................................23

SELLING STOCKHOLDERS.........................................................24

LEGAL MATTERS................................................................26

EXPERTS......................................................................26

AVAILABLE INFORMATION........................................................26

SIGNATURES...................................................................30

                               PROSPECTUS SUMMARY

      The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "risk factors" section, the financial statements and the notes to the financial statements. As used throughout this prospectus, the terms "Marine Growth," "MGV," the "Company," "we," "us," and "our" refer to Marine Growth Ventures, Inc.

                          MARINE GROWTH VENTURES, INC.

      We operate through five wholly-owned subsidiaries: (i) Marine Growth Finance, Inc., (ii) Sophlex Ship Management, Inc., (iii) Marine Growth Freight, Inc., (iv) Marine Growth Charter, Inc. and (v) Gulf Casino Cruises, Inc.

      Through our wholly owned subsidiaries we provide financing to businesses in the marine industry, ship crewing and management services to vessel owners and operators in the United States and abroad, and we are in the process of entering into a new industry involving the sale of timeshare opportunities on cruise ships, similar to real estate timeshares.

      There is currently no public market for our common stock. Subsequent to this offering, we hope to have our common stock approved for quotation on the Over-The-Counter Bulletin Board.

      For the year ended December 31, 2004, we generated $101,780 in revenue and a net loss of $123,656. As a result of our net loss and negative cash flow from operations, our auditors, in their report dated June 22, 2005, have expressed substantial doubt about our ability to continue as a going concern without raising additional funds.

      Our executive offices are located at 405-A Atlantis Road, Cape Canaveral, Florida 32920, and our telephone number is (321) 783-1744. We are a Delaware corporation.

The Offering

Common stock outstanding before the offering..........   21,739,500 shares

Common stock offered by selling stockholders..........   Up to 1,017,000 shares

Common stock to be outstanding after the offering.....   21,739,500 shares

Use of proceeds.......................................   We will not receive any
                                                         proceeds from the sale
                                                         of the common stock.

                                  RISK FACTORS

      This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

                     Risks Related to Our Financial Results

WE HAVE A HISTORY OF OPERATING LOSSES AND ACCUMULATED DEFICIT. THERE IS NO CERTAINTY THAT WE WILL EVER ACHIEVE PROFITABILITY.

      We have incurred operating losses since inception. We expect to incur significant increases in operating losses over the next several years, primarily due to the expansion of our operations. The negative cash flow from operations is expected to continue and to accelerate in the foreseeable future. Our ability to achieve profitability depends upon our ability to discover and develop products, obtain regulatory approval for our proposed products, and enter into agreements for product development, manufacturing and commercialization. There can be no assurance that we will ever achieve any revenues or profitable operations from the sale of our proposed products.

THERE IS NO GUARANTEE THAT WE WILL BE ABLE TO ACQUIRE OR FINANCE A CRUISE VESSEL

      In developing our cruise timeshare operations we will need to obtain and refurbish a cruise vessel. The failure to successfully obtain and refurbish a cruise vessel may jeopardize our ability to continue our business and operations.

THERE IS NO GUARANTEE THAT WE WILL COMPLETE AN AGREEMENT WITH CRUISE TIMESHARE TWO, INC.

      In developing our cruise timeshare operations we will need to complete an agreement with Cruise Timeshare Two, Inc., the proposed seller of our cruise timeshares. Our failure to successfully obtain this agreement may jeopardize our ability to continue our business and operations.

ADDITIONAL FINANCING WILL BE NECESSARY FOR THE IMPLEMENTATION OF OUR CRUISE TIMESHARE OPERATIONS

      In developing our cruise timeshare operations we will need to obtain and refurbish a cruise vessel. Once the vessel is in suitable condition we will need to hire additional employees for the operation of the cruise vessel. Therefore we will need additional capital to continue the development and expansion of our operations.

      We have entered into a term sheet, involving the sale of an aggregate of $2,200,000 principal amount of secured convertible notes and for a $5,000,000 Standby Equity Distribution Agreement. However, there can be no assurance that we will generate revenues from operations. Failure to generate such operating revenues would have an adverse impact on our financial position and results of operations and ability to continue as a going concern. Our operating and capital requirements during the next fiscal year and thereafter will vary based on a number of factors, including the level of sales and marketing activities for our services and products. Accordingly we may be required to obtain additional private or public financing including debt or equity financing and there can be no assurance that such financing will be available as needed, or, if available, on terms favorable to us. Any additional equity financing may be dilutive to stockholders and such additional equity securities may have rights, preferences or privileges that are senior to those of our existing common stock.

      Furthermore, debt financing, if available, will require payment of interest and may involve restrictive covenants that could impose limitations on our operating flexibility. Our failure to successfully obtain additional future funding may jeopardize our ability to continue our business and operations.

IF WE FAIL TO MAINTAIN EFFECTIVE INTERNAL CONTROLS OVER FINANCIAL REPORTING, THE PRICE OF OUR COMMON STOCK MAY BE ADVERSELY AFFECTED.

      Our internal controls over financial reporting may have weaknesses and conditions that need to be addressed, the disclosure of which may have an adverse impact on the price of our common stock. We are required to establish and maintain appropriate internal controls over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely impact our public disclosures regarding our business, financial condition or operating results. In addition, management's assessment of our internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal controls over financial reporting or disclosure of management's assessment of our internal controls over financial reporting may have an adverse impact on the price of our common stock.

A DOWNTURN IN ECONOMIC CONDITIONS COULD ADVERSELY AFFECT OUR BUSINESS.

      The vacation and leisure industry historically has been subject to substantial cyclical variations, and its business typically relies upon the expenditure of consumer discretionary income. A significant downturn in the United States or global economy or any other uncertainties regarding future economic prospects could affect consumer-spending habits which would have a material adverse impact on our operations and financial results.

                         Risks Related To Our Business

WE HAVE A LIMITED OPERATING HISTORY UPON WHICH AN EVALUATION OF OUR PROSPECTS CAN BE MADE. FOR THAT REASON, IT WOULD BE DIFFICULT FOR A POTENTIAL INVESTOR TO JUDGE OUR PROSPECTS FOR SUCCESS.

      We had no significant business operations, until our acquisition of Sophlex Ship Management, Inc. on September 1, 2004. There can be no assurance that our future proposed operations will be implemented successfully or that we will ever have profits. If we are unable to sustain our operations, you may lose your entire investment. We face all the risks inherent in a new business, including the expenses, difficulties, complications and delays frequently encountered in connection with conducting operations, including capital requirements and management's potential underestimation of initial and ongoing costs. As a new business, we may encounter delays and other problems in connection with the operations that we implement. We also face the risk that we will not be able to effectively implement our business plan. In evaluating our business and prospects, these difficulties should be considered. If we are not effective in addressing these risks, we will not operate profitably and we may not have adequate working capital to meet our obligations as they become due.

WE WILL NEED TO RAISE ADDITIONAL EQUITY OR DEBT FINANCING IN THE FUTURE.

      We will need to raise financing in the future to fund our operations. If successful in raising additional financing, we may not be able to do so on terms that are not excessively dilutive to our existing stockholders or less costly than existing sources of financing. Failure to secure additional financing in a timely manner and on favorable terms if and when needed in the future could have a material adverse effect on our financial performance, balance sheet and stock price and require us to implement cost reduction initiatives and curtail operations.

WE MAY BE UNABLE TO MANAGE OUR GROWTH OR IMPLEMENT OUR EXPANSION STRATEGY.

      We may not be able to expand our product and service offerings, our client base and markets, or implement the other features of our business strategy at the rate or to the extent presently planned. Our projected growth will place a significant strain on our administrative, operational and financial resources. If we are unable to successfully manage our future growth, establish and continue to upgrade our operating and financial control systems, recruit and hire necessary personnel or effectively manage unexpected expansion difficulties, our financial condition and results of operations could be materially and adversely affected.

THE VESSEL MANAGEMENT SERVICES INDUSTRY IS HIGHLY COMPETITIVE AND WE MAY BE UNABLE TO COMPETE EFFECTIVELY.

      The vessel management industry, including crewing and maintenance services, is highly competitive, rapidly evolving, and subject to technological change and intense marketing by providers with similar products and services. Many of our current competitors are significantly larger and have substantially greater market presence as well as greater financial, technical, operational, marketing and other resources and experience than we have. In the event that such a competitor expends significant sales and marketing resources in one or several markets we may not be able to compete successfully in such markets. We believe that competition will continue to increase, placing downward pressure on prices. Such pressure could adversely affect our gross margins if we are not able to reduce costs commensurate with such price reductions. In addition, the pace of technological change makes it impossible for us to predict whether we will face new competitors using different technologies to provide the same or similar services offered or proposed to be offered by us. If our competitors were to provide better and more cost effective services, our business initiatives could be materially and adversely affected.

LIMITED INDICATIONS OF ACCEPTABILITY OF OUR CRUISE TIMESHARE CONCEPT.

      In addition to revenues from vessel management service operations, we expect to generate revenues through the sale of timeshares to a cruise vessel. The purchase price for a timeshare is initially targeted at between $6,500 and $9,500, with annual dues between $650 and $850 for a minimum period of 10 years. As of August 31, 2005, we have not made any timeshare sales, and we have received limited indications as to the commercial acceptability of our cruise timeshare program and fees. As we expand into the cruise timeshare industry, we will be required to make significant capital expenditures, including the purchase and refurbishment of a cruise vessel and to add additional employees. The sale of timeshares is subject to several risks including but not limited to; pricing of commercial cruises and real estate timeshare properties, the perceived value of the cruise timeshare, our ability to acquire and maintain a vessel attractive to prospective members, as well as national and international economic conditions. Therefore, we cannot predict whether we will be successful in selling our cruise timeshare concept. If we are unable to sell timeshares in sufficient quantities, our operations will be negatively impacted.

INCLEMENT WEATHER COULD ADVERSELY AFFECT OUR BUSINESS.

      Our targeted cruise itineraries are subject to weather-related risks, such as hurricanes and tropical storms. Weather related incidents could cause damage to our cruise vessel or could curtail travel in accordance with scheduled itineraries. Unfavorable weather could result in a significant loss of operating income.

WE ARE DEPENDENT UPON KEY PERSONNEL AND CONSULTANTS.

      Our success is heavily dependent on the continued active participation of our current executive officers listed under "Management." Loss of the services of one or more of these officers could have a material adverse effect upon our business, financial condition or results of operations. Further, our success and achievement of our growth plans depend on our ability to recruit, hire, train and retain other highly qualified technical and managerial personnel. Competition for qualified employees among companies in the communications industry is intense, and the loss of any of such persons, or an inability to attract, retain and motivate any additional highly skilled employees required for the expansion of our activities, could have a materially adverse effect on us. Our inability to attract and retain the necessary personnel and consultants and advisors could have a material adverse effect on our business, financial condition or results of operations.

TERRORIST ACTS COULD ADVERSELY AFFECT OUR BUSINESS.

      Terrorist acts worldwide could adversely affect our business. The travel and hospitality industry experienced a significant negative impact from terrorist acts in the past. Since our departure points may need to be accessible by air travel, terrorist acts or perceived threats of these acts in the future could affect the willingness of travelers to travel on our cruise vessel. If travel is significantly reduced, we could experience a significant loss of operating income.

WE ARE CONTROLLED BY CURRENT OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS.

      Following completion of the Offering, our directors, executive officers and principal stockholders and their affiliates will beneficially own approximately 92.75% of the outstanding shares of Common Stock. Accordingly, our executive officers, directors, principal stockholders and certain affiliates will have the ability to control the election of our Board of Directors and the outcome of issues submitted to our stockholders. See "Principal Stockholders."

IF YOU PURCHASE SHARES IN THIS OFFERING, YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION.

      The $0.20 per share offering price of the common stock being sold under this prospectus has been arbitrarily set. The price does not bear any relationship to our assets, book value, earnings or net worth and it is not an indication of actual value. Accordingly, if you purchase shares in this offering, you will experience immediate and substantial dilution. You may also suffer additional dilution in the future from the sale of additional shares of common stock or other securities.

THERE IS CURRENTLY NO PUBLIC MARKET FOR OUR COMMON STOCK. FAILURE TO DEVELOP OR MAINTAIN A TRADING MARKET COULD NEGATIVELY AFFECT THE VALUE OF OUR SHARES AND MAKE IT DIFFICULT OR IMPOSSIBLE FOR YOU TO SELL YOUR SHARES.

      Prior to this offering, there has been no public market for our common stock and a public market for our common stock may not develop upon completion of this offering. Failure to develop or maintain an active trading market could negatively affect the value of our shares and make it difficult for you to sell your shares or recover any part of your investment in us. Even if a market for our common stock does develop, the market price of our common stock may be highly volatile. In addition to the uncertainties relating to our future operating performance and the profitability of our operations, factors such as variations in our interim financial results, or various, as yet unpredictable factors, many of which are beyond our control, may have a negative effect on the market price of our common stock.

                                 USE OF PROCEEDS

      This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market for Securities

      There is currently no public trading market for our common stock.

      Other than the 1,017,000, shares being registered pursuant to this prospectus, we have not agreed to register any shares of our common stock under the Securities Act for sale by stockholders. As of August __, 2005, we had 21,739,500 shares of common stock issued and outstanding and approximately 117 stockholders of record of our common stock.

Dividend Policy

      Our payment of dividends, if any, in the future rests within the discretion of the Board of Directors and will depend, among other things, upon our earnings, capital requirements and financial condition, as well as other relevant factors. We have not paid any dividends since our inception and do not intend to pay any cash dividends in the foreseeable future, but intend to retain all earnings, if any, for use in our business. There are no restrictions in our articles of incorporation or bylaws that restrict us from declaring dividends. However, if we enter into an agreement for debt financing in the future we may be restricted from declaring dividends.

Equity Compensation Plan Information

      The following table shows information with respect to each equity compensation plan under which our common stock is authorized for issuance as of the fiscal year ended December 31, 2004.

                      EQUITY COMPENSATION PLAN INFORMATION
----------------------------------------------------------------------------------------------------------
           Plan category          Number of securities      Weighted average      Number of securities
                                    to be issued upon      exercise price of    remaining available for
                                       exercise of        outstanding options,   future issuance under
                                  outstanding options,    warrants and rights     equity compensation
                                   warrants and rights                              plans (excluding
                                                                                securities reflected in
                                                                                       column (a)
----------------------------------------------------------------------------------------------------------
                                           (a)                    (b)                     (c)
----------------------------------------------------------------------------------------------------------
Equity compensation plans                  -0-                    -0-                     -0-
approved by security holders
----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------
Equity compensation plans not              -0-                    -0-                     -0-
approved by security holders
----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------
Total                                      -0-                    -0-                     -0-
----------------------------------------------------------------------------------------------------------

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Forward-Looking Statements

      The information in this report contains forward-looking statements. All statements other than statements of historical fact made in report are forward looking. In particular, the statements herein regarding industry prospects and future results of operations or financial position are forward-looking statements. These forward-looking statements can be identified by the use of words such as "believes," "estimates," "could," "possibly," "probably," anticipates," "projects," "expects," "may," "will," or "should" or other variations or similar words. No assurances can be given that the future results anticipated by the forward-looking statements will be achieved. Forward-looking statements reflect management's current expectations and are inherently uncertain. Our actual results may differ significantly from management's expectations.

      The following discussion and analysis should be read in conjunction with our financial statements, included herewith. This discussion should not be construed to imply that the results discussed herein will necessarily continue into the future, or that any conclusion reached herein will necessarily be indicative of actual operating results in the future. Such discussion represents only the best present assessment of our management.

Background

      We were formed and incorporated in the state of Delaware on November 6, 2003. We are a holding company and conduct our operations primarily through a wholly-owned subsidiary, Sophlex Ship Management, Inc. ("Sophlex").

      We had no significant business operations until our acquisition of Sophlex on September 1, 2004. Sophlex, which was founded in 1999, provides ship crewing and management services to vessel owners and operators in the United States and abroad. Our Chief Operating Officer was the founder and the sole shareholder of Sophlex prior to the acquisition.

      We are also currently pursuing opportunities in a new industry referred to as cruise timeshares, which combines traditional real estate timeshares with commercial cruise vacations. Purchasers of cruise timeshares will receive the right to a seven-day cruise each year for a minimum period of 10 years aboard a cruise ship to be purchased by the Company.

      In addition, we are pursuing other opportunities in the shipping industry.

Liquidity and Capital Resources

      As of December 31, 2004, we had an overdraft of $5,868 and a negative cash flow from operations of $106,183. Since inception, we have been dependent upon proceeds of loans from our stockholders and receipt of capital investment to fund our continuing activities. In November 2004, we converted $224,950 of debt into 17,996,000 shares of our common stock.

      As of June 30, 2005, we had a cash balance of $176 and a negative cash flow from operations of $238,771. In May 2005, we commenced a private offering of common stock. This offering closed in July 2005, in which we sold 1,639,500 shares of our common stock at a price of $0.20 per share, raising $327,900. The proceeds from this offering were used for the repayment of an outstanding debt obligation, professional expenses, working capital and general corporate expenses.

      We currently do not have sufficient cash reserves to meet all of our anticipated obligations for the next twelve months and there can be no assurance that we will ultimately close on the anticipated financing we expect from the term sheet we entered into during April 2005. As a result, we may need to seek additional funding in the near future.

      The report of independent certified public accountants on our consolidated financial statements as of December 31, 2004 contains an explanatory paragraph regarding a substantial doubt about our ability to continue as a going concern.

Plan of Operation and Financing Needs

      To date our only revenues have been derived from consulting and ship management fees and we have not derived a profit from our operations. We currently plan on significantly expanding our operations by acquiring a cruise vessel to develop a cruise timeshare operation. There can be no assurance that we will be able to develop a cruise timeshare operation profitably in the future, if at all, or that we will continue to generate revenues from our other operations in the future. We have incurred net losses in each fiscal period since inception of our operations.

      Our initial focus during the next twelve months is the acquisition of a cruise vessel and the development of our timeshare operations. We plan on acquiring a vessel at a cost of between $4,000,000 and $6,000,000. In order to make initial payments for this purchase we entered into a term sheet for an aggregate of $2,200,000 of debt financing in the form of convertible notes and $5,000,000 under a Standby Equity Distribution Agreement.

      Once we have obtained a cruise vessel, we expect to immediately hire approximately 45 new employees to operate the vessel and within two months thereafter we expect to hire approximately 40 additional employees to begin providing cruise services.

      In addition, once we obtain a cruise vessel, we estimate our cost of operations will increase by approximately $200,000 per month from our current monthly operating costs of approximately $77,000, while we prepare the vessel for full operations. These expenses will increase as we begin to ramp up activities in connection with the development of our cruise timeshare operations. Once the cruise vessel is fully operational we estimate the total cost of operations will increase by approximately $595,000 per month. The foregoing numbers are based upon the purchase of a vessel with approximately 136 cabins. A vessel of larger capacity would have additional costs associated with its operation and maintenance. Furthermore, these numbers do not include any estimates for major modifications to a vessel that maybe necessary to bring any vessel up to certification requirements, nor do they figure in the monthly finance cost for the purchase of the cruise vessel.

      We currently do not have sufficient cash reserves to meet all of our anticipated obligations for the next twelve months and there can be no assurance that we will ultimately close on the anticipated financing we expect from the term sheet we entered into. As a result, we may need to seek additional funding in the near future.

Results of Operations

      Since our inception, we have been dependent upon the proceeds of loans from our stockholders and the receipt of capital investment to fund our continuing activities. We have incurred operating losses since our inception. We expect to incur significant increasing operating losses over the next several years, primarily due to the expansion of our business. We will continue to require the infusion of capital until operations become profitable. We had a net loss of $123,656 and a negative cash flow from operations of $106,183 for the ended December 31, 2004.

Year Ended December 31, 2004 and Period from November 6, 2003 (Inception) Through December 31, 2003:

Revenue: Revenue was $101,780 for the year ended December 31, 2004. There was no revenue for the period of November 6, 2003 (Inception) through December 31, 2003. The increase in revenue was due to the acquisition of Sophlex Ship Management, Inc. and the ship management fees it earns. Revenue was also earned from consulting fees from related parties.

General and Administrative: General and administrative expenses were $183,064 for the year ended December 31, 2004. There were no general and administrative expenses for the period of November 6, 2003 (Inception) through December 31, 2003. This increase was primarily as a result of an increase in payroll, professional fees, and office and occupancy expenses due to the acquisition of Sophlex Ship Management, Inc.

Operating Expenses: Operating expenses were $50,468 for the year ended December 31, 2004. We did not have operating expenses for the period of November 6, 2003 (Inception) through December 31, 2003. This increase was due to the acquisition of Sophlex Ship Management, Inc., and the expenses related to Riveria I.

Other Income (Expenses): Other Income totaled $8,601 for year ended December 31, 2004. Other Expenses totaled $1,794 for the period of November 6, 2003 (Inception) through December 31, 2003. This change was due to loan fee income and debt forgiveness income totaling $13,239 offset by $659 in bank charges, $351 in finance charges, $92 in depreciation, $3,079 in interest and $457 in organizational costs in 2004 compared to $1,794 in organizational costs in 2003.

Net Loss: Net loss before income taxes was $123,656 for the year ended December 31, 2004. Net loss before income taxes was $1,794 for the period of November 6, 2003 (Inception) through December 31 2003. The increase in net loss is attributed to the increased general operating expenses relating to the acquisition of Sophlex Ship Management, Inc.

Six Months Ended June 30, 2005 and 2004:

Revenue: Revenue was $93,000 for the six months ended June 30, 2005 compared to no revenue earned in the six month period ended June 30, 2004. This increase was a result of the acquisition of Sophlex Ship Management, Inc. and the ship management fees it earned from the Riveria I contract. On June 28, 2005, the Riveria I was lost due to a fire and no further ship management fees will be earned on this contract.

General and Administrative. General and administrative expenses were $261,985 and $13,151 for the six months ended June 30, 2005 and 2004, respectively. General and administrative expenses increased by $248,834 in 2005 as compared to 2004, primarily as a result of an increase in payroll, professional fees, and office and occupancy expenses, as a result of the acquisition of Sophlex Ship Management, Inc. on September 1, 2004. As a result, for the six months ended June 30, 2005, we incurred substantially increased payroll and office and occupancy expenses.

Operating Expenses: Operating expenses were $46,100 for the six months ended June 30, 2005. We did not have operating expenses for the six months ended June 30, 2004. This increase was due to the acquisition of Sophlex Ship Management, Inc., and the expenses related to Riveria I offset by $11,687 expense in 2005 compared to $566 expense in 2004.

Other Income (Expenses): Other Income (Expenses), net was $1,199 and ($566) for the six months ended June 30, 2005 and 2004, respectively. This change was primarily due to interest income totaling $11,894 on the note and settlement with Riveria I offset by $931 in debt forgiveness, $157 in depreciation and $10,599 in interest expense in 2005 compared to $109 in interest expense and $457 in organizational costs in 2004.

Net Loss. Net loss before income taxes was $213,966 and $13,717 for the six months ended June 30, 2005 and 2004, respectively. The increase in net loss is attributed to the increased payroll and professional fees due to the acquisition of Sophlex Ship Management, Inc and the addition of other employees.

Off-Balance Sheet Arrangements

      The Company does not have any off balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, results of operations, liquidity or capital expenditures.

Critical Accounting Policies

Concentrations of Credit Risk

      Three customers accounted for the total revenue for the year ended December 31, 2004. One customer accounted for 66% of the revenue. The Company's largest customer accrues expenses, which are paid on behalf of the customer by the subsidiary, Sophlex Ship Management, Inc and reimbursed by the customer. These receivables are included in accounts receivable at December 31, 2004. The remaining two customers, both related parties, account for the consulting income for the year ended December 31, 2004.

Revenue Recognition

      The Company recognizes ship management revenue and consulting revenue when earned. At the time of the transaction, the Company assesses whether the fee is fixed and determinable based on the payment terms associated with the transaction and whether collectibility is reasonably assured. If a significant portion of a fee is due after the normal payment terms, the Company accounts for the fee as not being fixed and determinable. In these cases, the Company recognizes revenue as the fees become due. Where the Company provides a service at a specific point in time and there are no remaining obligations, the Company recognizes revenue upon completion of the service.

                                    BUSINESS

Organizational History

      We were incorporated in the State of Delaware on November 6, 2003 and operate through five wholly-owned subsidiaries: (i) Marine Growth Finance, Inc.,
(ii) Sophlex Ship Management, Inc., (iii) Marine Growth Freight, Inc., (iv) Marine Growth Charter, Inc. and (v) Gulf Casino Cruises, Inc.

Overview of Business

      We had no significant business operations, until our acquisition of Sophlex Ship Management, Inc. on September 1, 2004. Sophlex Ship Management, Inc., which was founded in 1999, provides ship crewing and management services to vessel owners and operators in the United States and abroad. Capt. Timothy Levensaler, our Chief Operating Officer, was the founder and the sole shareholder of Sophlex Ship Management, Inc. prior to its acquisition by Marine Growth.

      We are also currently pursuing opportunities in a new industry referred to as cruise timeshares, which combines traditional real estate timeshares with commercial cruise vacations. Purchasers of cruise timeshares will receive the right to a seven-day cruise each year for up to 15 years aboard a cruise ship which we are looking to purchase.

      In addition to the foregoing, we are pursuing other opportunities in the shipping industry.

Crewing and Management Services

      Currently our primary business is to provide ship crewing and management services to vessel owners and operators in the United States and abroad, although as of the date hereof we are not providing such services to any vessels. These services are provided by our wholly-owned subsidiary Sophlex Ship Management, Inc., which is an International Safety Management Code certified company holding a Document of Compliance issued by the American Bureau of Shipping to operate vessels worldwide.

      Our crewing services consist of supplying well-trained and highly motivated sea staff to our clients. Generally we provide crews for ships that we manage, but we also provide crews to vessels operated by other entities upon request. When providing crew services we generally charge a fee for each crew member provided.

      In order to be able to provide crewmembers, we maintain relationships with employment agencies in the Philipines, Ukraine, Honduras, Mexico and Cuba and may soon enter into an agreement with an agency in China. These agencies provide highly qualified and licensed marine crew at all skill levels, many of whom have experience in operating both United States and foreign flag vessels. We are therefore able to deploy qualified, responsible crew to our clients' operations on an expedited basis.

      In addition to the provision of crew services, we provide our clients with general management services including the following:

      o     purchasing new vessels or second-hand vessels;

      o vessel maintenance ensuring compliance with all safety and environmental rules and procedures;

      o     shipyard supervision of new vessels and conversion projects;

      o assist in devising and obtaining optimal insurance coverage and management of insurance related matters; and

      o     assist in arranging for client's financing needs.

      These functions are supported by onboard and onshore systems for maintenance, inventory, purchasing and budget management.

      In providing management services, we normally enter into agreements to provide complete vessel management services for a period of two to three years. However, depending upon the specific needs of the client we have entered into short-term agreements to provide specific management services. For example, we have or could assist a client for the specific purpose of purchasing a vessel, without providing any additional management services.

      In connection with our management services, we often provides technical personnel for a wide range of inspection services, such as feasibility, pre-sale condition, pre-scrapping condition, estimate of work or shipyard package. These services may lead to a contract for us to convert the ship and ultimately provide long-term management services for the ship.

      In addition, we have a record of available ships and an ability to locate additional ships. Therefore when potential customers contact us seeking a vessel, after ascertaining the type of vessel being sought we are able to assist the customer in obtaining a vessel that suits their needs. We will use these contacts as leads so we can provide conversion management and financing services.

      We also provide "Custodial Services." When a ship is confiscated for any number of reasons, we work with local Maritime lawyers to obtain a contract to "hold" the ship for the Federal Court. These contracts generally last from a few hours to one to two years depending on the case. Since daily rates charged for Custodial Services are senior to all other creditors liens we are generally assured of payment.

Financing Services

      We have begun providing financing solutions to companies involved in the marine industry. Due to the nature of the assets of vessel owners, obtaining adequate financing in the marine industry can often be challenging. Through our experience we are able to work with the companies in arranging for the financing that they need. So far we have been able to procure $2,000,000 in financing for a borrower that purchased a cruise vessel to provide tourist services focusing on Taiwan. The financing is secured by the general assets of the borrower's business as well as a first preferred ship's mortgage on the cruise vessel purchased by the borrower.

Cruise Timeshares

      We are in the process of entering into a new innovative industry involving the sale of timeshare opportunities on cruise ships, similar to real estate timeshares. While timesharing of vacation real estate is an established and growing industry we believe that only one other company, Cruise Timeshare Two, Inc., currently markets and sells timeshares on an existing cruise vessel. We have reached an agreement in principle with the principals of Cruise Timeshare Two, Inc. to provide us with marketing and sales broker services.

Industry Overview

      Timesharing of real estate properties is, and has been, a successful method of individual ownership and use of vacation properties for a designated time period each year. An individual initially purchases the timeshare allocation and management, operating, maintenance and other expenses are generally divided amongst all of the timeshare purchasers of the designated real estate who pay a related annual fee for such expenses. During the last decade the worldwide timeshare industry has experienced significant growth and recent average sales have increased by about 7.6% per year (source: American Resorts Development Association).

      Cruises are the fastest growing segment of the multi-billion dollar travel industry, fed by fresh interest, a substantial increase of new ships, considerable advertising and increasing number of repeat customers and referral clients. The average rate of growth in the North American cruise market for 23 years is over 8.1%, which is greater than any other leisure vacation category (source: Cruise Line International Association). Even during poor economic conditions and when business travel has been down cruise sales have remained relatively strong, with approximately 85% of cruise customers reporting overall satisfaction (source: Cruise Line International Association).

Our Solution

      The cruise timeshare concept is an attempt to extend the benefits of a timeshare vacation by uniting the best attributes of quality real estate timeshares and better cruises. The cruise timeshare product offers consumers of real estate timeshares with benefits that would not be available with traditional timeshares, including:

      o all inclusive vacations which include meals and other services at no additional cost;

      o     the ability to avoid adverse weather on a seasonal basis; and

      o the ability to enjoy different localities without the need to trade for use of other real estate properties.

      Furthermore, unlike the construction and development necessary for real estate timeshare projects, we will be able to begin our cruise timeshare operations after acquiring an appropriate cruise vessel and spending approximately four months outfitting the vessel.

      In addition, the cruise timeshare product offers consumers of commercial cruise vacations benefits that would not be available with traditional commercial cruises, including:

      o the projected costs of a cruise timeshare vacation would cost less than a comparable commercial cruise vacation;

      o cruise timeshare ownership and/or use can be loaned, given away or sold by the purchasers;

      o based upon predetermined preferences, purchasers of cruise timeshares will be able to receive their preference for food, beverage and recreational services.

Our Strategy

      We have reached an agreement in principal with Cruise Timeshare Two, Inc. pursuant to which we intend to purchase between one and two cabin style cruise ships per year and Cruise Timeshare Two, Inc. will market and resell the timeshares to customers. See "Sales and Marketing" below in this section. This arrangement provides that Marine Growth Ventures, Inc. and Cruise Timeshare Two, Inc. will split the profits equally, after we have been paid for expenses in purchasing the relevant cruise ships.

      The cruise timeshares to be sold by us will consist of the right to one seven-day cruise for two per year for a minimum period of 10 years. Due the ability of the cruise ship to change localities depending on the weather and the seasons there will be no "high" or "low" season, as is found with real estate time shares and the purchase price for the timeshare will therefore be based upon the cabin categories which will take into account the different sizes, location on the ship and general configurations.

      We have identified three different cruise vessels, suitable for timeshares, which we are considering for purchase. These vessels have between 137 and 285 cabins, which translates into 50 seven-day timeshares or between 6,850 and 14,250 cruise timeshares available for sale per ship. We intend to utilize the remaining two weeks of the year for maintenance purposes. The retail price of the cruise timeshares for a minimum period of 10 years will range between $6,500 and $9,500. We anticipate that the average sale price of the cruise timeshares for a 10-year period, after incentive discounts, will range between $3,125 and $6,615. In addition to the initial purchase costs, we anticipate that annual maintenance fees will average between approximately $650 and $850 per timeshare, which fees will vary depending upon the cruise vessel acquired and the cabin category of the timeshare purchased.

      The cruise timeshares will allow for the use of each cabin by two persons during cruises along with the full use by such persons of all public areas, services and entertainment to be provided on the cruise vessel. If timeshare purchasers would like to use the cabin for more than two people (some cabins have extra berths) an extra passenger fee would be charged to cover any additional expenses related to the extra passenger(s). Timeshare purchasers would be able to reserve the right to use their allocated yearly time period by providing 120 days prior notice or purchasers would have the option to accelerate their yearly time periods allocated to future years in order to extend the seven day cruise or to obtain use of more than one cabin, if there is availability on the cruise vessel. In addition, by using a timeshare industry exchange program, purchasers of cruise timeshares will have the ability to trade a seven-day cruise for 14 days or more at many real estate timeshare property vacations.

      The travel itinerary for the cruise vessel will be changed up to twice each year and is anticipated to be within the North American and Caribbean waters. The itineraries of the cruise vessel will be port oriented with minimal time spent at sea in order to allow for port visits of 10 to 20 hours and sometimes longer. This will provide timeshare purchasers with an opportunity to enjoy more shore activities and be able to avail themselves of any local amenities.

Sales and Marketing

      There are many similarities in the demographics of purchasers of real estate timeshares and commercial cruises, this creates a benefit for us in being able to market and sell cruise timeshares into both of these readily defined markets. Accordingly, our costs for sales and marketing of the cruise timeshares will be minimized by being able to target such clearly defined markets in order to generate prospective purchasers of this product.

      Before we are prepared to provide full timeshare services, prospective buyers will be brought to the cruise vessel for a tour and sales presentation. These prospective buyers will be targeted based upon existing lists of potential real estate timeshare purchasers and/or commercial cruise customers. Our present marketing capabilities are sufficient to produce prospective buyers and as soon as the cruise vessel has been obtained and is ready for use the vessel will be moved to an appropriate port in the United States for use as a sales tool.

      Once full service operations begin the cruise vessel will be utilized to provide commercial cruises whereby cruise customers will be afforded with an opportunity to purchase a cruise timeshare. In addition, customers of other cruise ships and vacationing visitors at the cruise vessel's ports of call will be given tours of the cruise vessel and will be provided with an opportunity to purchase a cruise timeshare. Advertising and promotions will be targeted towards special interest medias utilized by those in the vacation industry, including direct mailings, our website and organized sales seminars.

Competition

      We believe that there is currently only one direct competitor in the cruise timeshare industry and the principals of such competing timeshare have agreed to market and sell the timeshares to be offered by us. However, real estate timeshares, commercial cruises and vacation exchange companies will all compete with our ability to sell cruise timeshares.

      Vacation exchange companies, like Resorts Condominium International and Interval International, accept real estate timeshares in trade for commercial cruises that they are able to purchase at discount rates. However, vacation exchange companies and other timeshare vacation clubs utilize point systems that are used as currency when making exchanges. This makes the cost of acquiring a commercial cruise higher than the price of obtaining a cruise timeshare. In addition, we anticipate that our cruise timeshares will be associated with a vacation club which will permit cruise timeshare purchasers to exchange their cruise for use of a real estate time shares.

      In addition, our crew and management services compete both with existing and established service providers. Many of these companies have longer operating histories, larger customer bases and significantly greater financial, marketing and other resources than we do and may have the ability to better attract and retain the same customers that we target. Once service providers have established these business relationships, it could be extremely difficult to convince them to utilize our crew and management services or replace or limit their existing business practices. We cannot be certain that we will be able to compete successfully against current and future competitors, and competitive pressures faced by us could materially adversely affect our business.

Other Business Opportunities

      In addition to the crew and services management services, financing procurement and the cruise timeshares being sold, we are currently seeking other business opportunities in various vessel related industries, including:

      o Developing opportunities for the transport of commodities between Canada, Central America, South America, Caribbean countries and the United States.

      o Purchasing vessels for charter to corporate operations, contractors or government agencies.

      o Vessel ferry services, dockside and day cruises for entertainment and casino gaming.

      o Marine financing providing the full range of financing for marine business including accounts receivable funding, inventory and fixed asset term financing.

Government Regulation

Federal Regulation

      We do not believe that we are currently subject to federal regulation in connection with our current operations; however, to the extent that we operate vessels in United States territorial waters our vessels will be subject to regulation by the United States Coast Guard.

State Regulation

      Although real estate timeshares sales personnel must normally have a real estate license, since a cruise timeshare does not involve real estate, it is considered a sale of personal property, for which sales personnel are not required to be licensed. However, we anticipate that we will generally attempt to comply with state real estate offering requirements, although the materials will not be reviewed by the states.

      In addition, prior to the sale of a real estate timeshare, sellers normally must file a registration containing a public offering statement in each state in which it desires to sell timeshares. However, in most states this obligation does not currently extend to the sales of cruise timeshares, since they are considered sales of personal property. While other states are considering the enactment of legislation governing the sale of cruise timeshares, the only state currently requiring registrations for the sale of cruise timeshares is Florida. Cruise Timeshare Two, Inc. has completed documentation necessary for a full registration of a public offering statement in Florida, and even though not required elsewhere, they do and will continue to provide buyers at every location with documentation similar to that required by Florida.

                                   FACILITIES

      We lease our main office which is located at 405-A Atlantis Road, Cape Canaveral, Florida 32920. The lease has a term of 36 months, which began on August 15, 2004 and expires on August 31, 2007, with options to renew. We currently pay rent and related costs of $1,656 per month, which amount is to be increased 3% on each anniversary of the lease.

      We also lease a second office located in Corpus Christi, Texas. We lease approximately 372 square feet of office space based upon a verbal month to month lease and we currently pay rent and related costs of $331 per month.

      We are not dependent on a specific location for the operation of our business.

                                    EMPLOYEES

      As of September 1, 2005 we had four full time employees and approximately 4 contract employees providing crew services. We have not experienced any work stoppages and we consider relations with our employees to be good.

                                LEGAL PROCEEDINGS

      We are not currently a party to any legal proceedings.

                                   MANAGEMENT

                        DIRECTORS AND EXECUTIVE OFFICERS

      Our executive officers and directors and their respective ages and positions as of August __, 2005 are as follows:

--------------------------------------------------------------------------------
Name                        Age       Position
--------------------------------------------------------------------------------
David Marks                 37        Chairman of the Board
--------------------------------------------------------------------------------
Craig Hodgkins              44        President and Director
--------------------------------------------------------------------------------
Capt. Timothy Levensaler    46        Chief Operating Officer and Director
--------------------------------------------------------------------------------
Katherine Ostruszka         35        Chief Financial Officer and Controller
--------------------------------------------------------------------------------
Frank J. Orlando            32        Executive Vice President and Director
--------------------------------------------------------------------------------
Paul Schwabe                48        Secretary and Director
--------------------------------------------------------------------------------

Executive Biographies

      David Marks, Chairman of the Board - Mr. Marks has been our Chairman since October 2004. Since November 2004, Mr. Marks has been a director and Chairman of Thomas Equipment, Inc., a company engaged in the manufacture and distribution of skid steer and excavating equipment, as well as pneumatic and hydraulic components and systems for the industrial market. Since August 2002, Mr. Marks has been a director of Ventures-National Incorporated, a company that is a fabrication service provider of time sensitive, high tech, prototype and pre-production printed circuit boards. Since 1994, Mr. Marks has served as the Trustee of the Irrevocable Children's Trust, Irrevocable Children's Trust No. 2 and Phoenix Business Trust, where he oversees all trust investments, with responsibilities that begin pre-acquisition and extend through ownership and disposition. Mr. Marks received a B.S. in economics from the University of Wisconsin in 1990.

      Craig Hodgkins, President - Mr. Hodgkins has been our President since July 2004. From June 2002 until July 2004 Mr. Hodgkins was an executive vice president and technical manager for Sophlex Ship Management, Inc., responsible for all technical and engineering programs and maintenance systems for various ships worldwide. From June 1999 until March 2002 Mr. Hodgkins was president and general manager of the Sahara Hotel and Casino in Las Vegas, Nevada, responsible for all aspects of entire operation including casino operations, hotel, food and beverage, engineering, marketing and human resources. Mr. Hodgkins received a B.S. in Marine Engineering and a minor in Business from Maine Maritime Academy, Castine, ME in 1983.

      Capt. Timothy Levensaler, Chief Operating Officer - Capt. Levensaler has been our Chief Operating Officer since September 2004. From January 2000 until September 2004 he was the president of Sophlex Ship Management, Inc., a Company which he founded to provide ship crew and management services. Capt. Levensaler has numerous licenses and certificates and received a B.S. in Nautical Science/Marine Transportation from the Maine Maritime Academy, Castine, ME in 1983.

      Katherine Ostruszka, Chief Financial Officer - Ms. Ostruszka was our controller since September 2004 and has been our Chief Financial Officer since July 2005. Ms. Ostruszka has over fourteen years of experience in financial analysis particularly in the areas of real estate, gaming, telecommunications and technology while working for Phoenix Investors, LLC and its family of companies. Ms. Ostruszka also holds a position as an economics instructor at Waukesha County Technical College, Wisconsin. Ms. Ostruszka received a BA in Economics and International Affairs from Marquette University and a MS in Management from the University of Wisconsin - Milwaukee.

      Frank J. Orlando, Executive Vice President - Mr. Orlando has been our Executive Vice President since September 2004. From September 1996 until April 2002 Mr. Orlando was vice president and director of corporate development for Phoenix Internet Technologies, Inc., a start up Internet service provider (ISP). In April 2002, Phoenix Internet Technologies, Inc. was sold and Mr. Orlando was retained by the new owners and worked there in a similar capacity until September 2003. From September 2003 through September 2004, Mr. Orlando acted as a consultant to Phoenix Investors, LLC. Mr. Orlando received Bachelors Degrees in Marketing and Production & Operations Management from the University of Wisconsin in 1995.

      Paul Schwabe, Secretary - Mr. Schwabe has been our Secretary since April 2004. Since April 1994, Mr. Schwabe has served as vice president for Phoenix Investors, LLC. In that capacity he has also served as an officer for many subsidiaries of Irrevocable Children's Trust and Irrevocable Children's Trust No. 2 and their affiliates. Mr. Schwabe has extensive experience in the management of real estate and the administration of various businesses.

Board of Directors

      Our Directors are elected by the vote of a majority in interest of the holders of our voting stock and hold office until the expiration of the term for which he or she was elected and until a successor has been elected and qualified.

      A majority of the authorized number of directors constitutes a quorum of the Board for the transaction of business. The directors must be present at the meeting to constitute a quorum. However, any action required or permitted to be taken by the Board may be taken without a meeting if all members of the Board individually or collectively consent in writing to the action.

      Directors may receive compensation for their services and reimbursement for their expenses as shall be determined from time to time by resolution of the Board. Each of our directors currently receives no compensation for their service on the Board of Directors.

                             EXECUTIVE COMPENSATION

      The following table sets forth the annual and long-term compensation paid to our Chief Executive Officer and the other executive officers who earned more than $100,000 per year at the end of the last completed fiscal year. We refer to all of these officers collectively as our "named executive officers."

                           Summary Compensation Table

                                                                                          Long-Term
                                                                                        Compensation
                                                                         --------------------------------------------
                                            Annual Compensation                     Awards                Payouts
                                     --------------------------------------------------------------------------------
                                                                                           Securities
                                                               Other                       Under-
                                                              Annual                       lying
            Name and                               Bonus      Compen-    Restricted Stock  Options/         LTIP
       Principal Position     Year    Salary($)     ($)     sation ($)   Award(s) ($)      SARs (#)     Payouts ($)
---------------------------------------------------------------------------------------------------------------------
Craig Hodgkins               2004    33,333.36       0           0
President

Timothy Levensaler           2004    33,333.36       0           0
Chief Operating Officer

Employment Agreements with Executive Officers

Craig Hodgkins

      On July 1, 2004, we entered into an agreement with Craig Hodgkins, effective September 1, 2004, to employ Mr. Hodgkins as our President. Mr. Hodgkins' employment agreement is for a term of three years, but his employment is on an "at will" basis, under which the terms of his employment will continue unless terminated by either Mr. Hodgkins or by us. Termination by us may be with or without cause, at any time. However, in the event that Mr. Hodgkins is terminated by us without cause Mr. Hodgkins is entitled to receive severance pay in the form of his base salary at the time of termination. Mr. Hodgkins' gross salary under the agreement is set at an annual rate of $100,000; provided, however, that Mr. Hodgkins will be entitled to increases in such base salary for any calendar quarter in which our EBIDTA exceeds certain predetermined milestones.

Capt. Timothy Levensaler

      On July 1, 2004, we entered into an agreement with Capt. Timothy Levensaler, effective September 1, 2004, to employ Capt. Levensaler as our Chief Operating Officer. Capt. Levensaler's employment agreement is for a term of three years, but his employment is on an "at will" basis, under which the terms of his employment will continue unless terminated by either Capt. Levensaler or by us. Termination by us may be with or without cause, at any time. However, in the event that Capt. Levensaler is terminated by us without cause Capt. Levensaler is entitled to receive severance pay in the form of his base salary at the time of termination. Capt. Levensaler's gross salary under the agreement is set at an annual rate of $100,000; provided, however, that Capt. Levensaler will be entitled to increases in such base salary for any calendar quarter in which our EBIDTA exceeds certain predetermined milestones.

      We have not entered into employment agreements with our other executive officers.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      On May 5, 2004 we issued a Revolving Secured Note with an aggregate principal amount of $500,000 to Frank Crivello, the majority owner of the membership interests of Farwell Equity Partners II, LLC, our major stockholder with an 82.80% interest. In accordance with the terms of the note, $224,950 of principal and interest was converted into 17,996,000 shares of our common stock on November 25, 2004. The remainder of the note was paid in full with the proceeds of our private offering which closed on July 15, 2005.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information, as of August __, 2005 with respect to the beneficial ownership of the outstanding common stock by (i) any holder of more than five (5%) percent; (ii) each of our executive officers and directors; and (iii) our directors and executive officers as a group. Except as otherwise indicated, each of the stockholders listed below has sole voting and investment power over the shares beneficially owned.

----------------------------------------------------------------------------------------------
                                                                Prior to
                                                                Offering as a    Post-Offering
Name of                                Number of Shares         Percent of       as a Percent
Beneficial Owner (1)                   Beneficially Owned (2)   Total            of Total
----------------------------------------------------------------------------------------------
David Marks                                18,025,000 (3)           82.91%            82.91%
----------------------------------------------------------------------------------------------
Craig Hodgkins                               1,005,000              4.62%             4.62%
----------------------------------------------------------------------------------------------
Capt. Timothy Levensaler                     1,015,000              4.67%             4.67%
----------------------------------------------------------------------------------------------
Frank J. Orlando                              112,500                 *                 *
----------------------------------------------------------------------------------------------
Katherine Ostruszka                            2,500                  *                 *
----------------------------------------------------------------------------------------------
Paul Schwabe                                   2,500                  *                 *
----------------------------------------------------------------------------------------------
Farwell Equity Partners II, LLC            18,000,000(3)            82.80%            82.80%
----------------------------------------------------------------------------------------------
All Executive Officers and Directors         20,162,500             92.75%            92.75%
as a Group (6 persons)
----------------------------------------------------------------------------------------------

* Less than 1%

(1) Except as otherwise indicated, the address of each beneficial owner is c/o Marine Growth Ventures, Inc., 405-A Atlantis Road, Cape Canaveral, FL 32920.

(2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to the shares shown. Except where indicated by footnote and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of voting securities shown as beneficially owned by them.

(3) Frank Crivello is the majority owner of the membership interests of Farwell Equity Partners II, LLC. David Marks is the managing member of Farwell Equity Partners II, LLC, and has sole investment and dispositive power with respect to all shares owned by such entity.

                   DESCRIPTION OF SECURITIES TO BE REGISTERED

COMMON STOCK

      We are authorized to issue 100,000,000 shares of Common Stock, par value $0.001 per share, and 5,000,000 shares of Preferred Stock, par value $0.001 per share. As of August 31, 2005, we had 21,739,500 shares of Common Stock outstanding and no shares of Preferred Stock outstanding.

      The holders of the shares of Common Stock have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by the Board of Directors and are entitled to share ratably in all of our assets available for distribution to holders of Common Stock upon the liquidation, dissolution or winding up of our affairs. Holders of shares of Common Stock do not have preemptive, subscription or conversion rights.

      Holders of shares of Common Stock are entitled to one vote per share on all matters which shareholders are entitled to vote upon at all meetings of shareholders. The holders of shares of Common Stock do not have cumulative voting rights, which means that the holders of more than 50% of our outstanding voting securities can elect all of our directors.

      Our payment of dividends, if any, in the future rests within the discretion of its Board of Directors and will depend, among other things, upon our earnings, capital requirements and financial condition, as well as other relevant factors. We have not paid any dividends since our inception and do not intend to pay any cash dividends in the foreseeable future, but we intend to retain all earnings, if any, for use in our business.

                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

      Our bylaws provide for the indemnification of our directors and officers against all claims and liability by reason of serving as a director or officer. We are required to reimburse all legal expenses incurred by any director or officer in connection with that proceeding. We are not, however, required to reimburse any legal expenses in connection with any proceeding if a determination is made that the director or officer did not act in good faith or in a manner reasonably believed to be in our best interests. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act" or "Securities Act") may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                              PLAN OF DISTRIBUTION

      No market currently exists for our shares. The price reflected in this prospectus of $0.20 per share is the initial offering price of shares upon the effectiveness of this prospectus. The selling stockholders may, from time to time, sell any or all of their shares of common stock covered by this prospectus in private transactions at a price of $0.20 per share or on any stock exchange, market or trading facility on which the shares may then be traded. If our shares are quoted on the Over-the-Counter Bulletin Board ("OTCBB"), the selling stockholders may sell any or all of their shares at prevailing market prices or privately negotiated prices. The term "selling stockholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. We will pay the expense incurred to register the shares being offered by the selling stockholders for resale, but the selling stockholders will pay any underwriting discounts and brokerage commissions associated with these sales. The selling stockholders may use any one or more of the following methods when selling shares:

      o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

      o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

      o     privately negotiated transactions; and

      o     a combination of any such methods of sale.

      In addition, any shares that qualify for sale under Rule 144 may be sold under Rule 144 rather than through this prospectus.

      The $0.20 per share offering price of the common stock being sold under this prospectus has been arbitrarily set. The price does not bear any relationship to our assets, book value, earnings or net worth and it is not an indication of actual value. Additionally, the offering price of our shares is higher than the price paid by our founders, and exceeds the per share value of our net tangible assets. Therefore, if you purchase shares in this offering, you will experience immediate and substantial dilution. You may also suffer additional dilution in the future from the sale of additional shares of common stock or other securities, if the need for additional financing forces us to make such sales. Investors should be aware of the risk of judging the real or potential future market value, if any, of our common stock by comparison to the offering price.

      In offering the shares covered by this prospectus, the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. Any broker-dealers who execute sales for the selling stockholders will be deemed to be underwriters within the meaning of the Securities Act. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

      Each selling stockholder and any other person participating in a distribution of securities will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which may restrict certain activities of, and limit the timing of purchases and sales of securities by, selling stockholders and other persons participating in a distribution of securities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of the foregoing may affect the marketability of the securities offered hereby.

      Any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that rule rather than pursuant to this prospectus.

                              SELLING STOCKHOLDERS

      The following table sets forth the common stock ownership of the selling stockholders as of August __, 2005. The selling stockholders acquired their securities through a private placement offering which closed on July 15, 2005.

      We will not receive any proceeds from the resale of the common stock by the selling stockholders. Assuming all the shares registered below are sold by the selling stockholders, none of the selling stockholders will continue to own any shares of our common stock. Other than as set forth in the following table, the selling stockholders have not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years.

                                                                                     Number of Shares Owned    Percentage of Common
                                  Number of Shares Owned  Number of Shares Offered    After Completion of       Stock Owned After
     Name of Selling Shareholder      Before Offering             for Sale                  Offering          Completion of Offering
Martin McNeill                             5,000                    5,000                      0                        0
Barry Forst                                5,000                    5,000                      0                        0
Andy Cohen c/f Jesse Cohen                 5,000                    5,000                      0                        0
Andy Cohen c/f Erica Cohen                 5,000                    5,000                      0                        0
Susan Ackerman                             6,000                    6,000                      0                        0
Andrew Cohen                               6,000                    6,000                      0                        0
Andrew Hackel                              6,000                    6,000                      0                        0
Jessica Hackel                             8,000                    8,000                      0                        0
Robert Hackel                              7,500                    7,500                      0                        0
Henry Hackel                               5,000                    5,000                      0                        0
Debbie Hackel                              6,000                    6,000                      0                        0
Joel Ontell                                5,000                    5,000                      0                        0
Milton Schwartzberg                        6,000                    6,000                      0                        0
Carl Planagan                              6,000                    6,000                      0                        0
Elliott Ames                               6,000                    6,000                      0                        0
Tim Connelly                               5,000                    5,000                      0                        0
William Landberg                           6,000                    6,000                      0                        0
David Ofman                                9,000                    9,000                      0                        0
Alexandra Sikora                           5,000                    5,000                      0                        0
Joyce Sikora                               5,000                    5,000                      0                        0
Martin Bookston                            5,000                    5,000                      0                        0
Martin Bookston III                        5,000                    5,000                      0                        0
Guy Crawford                               6,500                    6,500                      0                        0
Martin Danon                               6,000                    6,000                      0                        0
Daniel Siegel                             10,000                   10,000                      0                        0
Jay Shartsis                               6,000                    6,000                      0                        0

Tanya Hackel                               6,000                    6,000                      0                        0
Warren Cohen                               5,000                    5,000                      0                        0
Steven Millner                             5,000                    5,000                      0                        0
Douglas Newton                             6,000                    6,000                      0                        0
Stephan Balsamo                            5,000                    5,000                      0                        0
Jeremy Bookston                            5,000                    5,000                      0                        0
Mark Hestrin                               6,000                    6,000                      0                        0
Janice Crawford                            5,000                    5,000                      0                        0
Jack Balsamo                               5,000                    5,000                      0                        0
William Bielefeld                          5,000                    5,000                      0                        0
Elizabeth Bielefeld                        5,000                    5,000                      0                        0
Lawrence Balsamo                           5,000                    5,000                      0                        0
Christopher Ahlstedt                       5,000                    5,000                      0                        0
Lawrence & Ann D. Balsamo                  5,000                    5,000                      0                        0
Daniel & Kathya Balsamo                    5,000                    5,000                      0                        0
Lawrence Underwood                        12,500                   12,500                      0                        0
Deanie Underwood                          12,500                   12,500                      0                        0
Jennifer Underwood                        12,500                   12,500                      0                        0
Robert Sirbu                               5,000                    5,000                      0                        0
Richard Tessi                              5,000                    5,000                      0                        0
Dale Cox                                  10,000                   10,000                      0                        0
Richard Pisano                             5,000                    5,000                      0                        0
Redwood Consultants                        5,000                    5,000                      0                        0
Lavonna Hardin                             5,000                    5,000                      0                        0
Michael Sirbu                              5,000                    5,000                      0                        0
Jens Dalsgaard                             5,000                    5,000                      0                        0
Jimmy Perez                               10,000                   10,000                      0                        0
Angela Williams                            5,000                    5,000                      0                        0
Luciano and Maria Volpacchio               5,000                    5,000                      0                        0
Maureen Simon                              5,000                    5,000                      0                        0
Daniel Friend                              5,000                    5,000                      0                        0
Frank Hawkins                              5,000                    5,000                      0                        0
Julianna Marshall                          5,000                    5,000                      0                        0
Gerald Kieft                               5,000                    5,000                      0                        0
Stephen Kravit                            25,000                   25,000                      0                        0
Anne Kravit                               25,000                   25,000                      0                        0
John Daignault                             5,000                    5,000                      0                        0
David and Linda Stone                     20,000                   20,000                      0                        0
Greg Johnston                             100,000                  100,000                     0                        0
Margo West                                10,000                   10,000                      0                        0
Tri-Cor Inc.                              25,000                   25,000                      0                        0
Marie Donofrio                            37,500                   37,500                      0                        0
David Cohen                               10,000                   10,000                      0                        0
Holli Arberman                            15,000                   15,000                      0                        0
Alfred and Marcia Arberman                 5,000                    5,000                      0                        0
Michael Josephs                            5,000                    5,000                      0                        0
Terri Josephs                              5,000                    5,000                      0                        0
Joel Arberman                             15,000                   15,000                      0                        0
Christina Araj                            10,000                   10,000                      0                        0
Jeffrey Araj                              25,000                   25,000                      0                        0
Kurt Jensen                                2,500                    2,500                      0                        0
Michael Donofrio                          50,000                   50,000                      0                        0
Charles Schwab & Co Inc.
Custodian FBO Jill King, IRA              25,000                   25,000                      0                        0
Charles Schwab & Co Inc.
Custodian FBO John King, IRA              25,000                   25,000                      0                        0
Valerie Bryan-Wunner                      12,500                   12,500                      0                        0
FEA, LLC                                  12,500                   12,500                      0                        0
Donald Main                                5,000                    5,000                      0                        0
Luigi Basso                                5,000                    5,000                      0                        0
Gilbert Teitel                             8,500                    8,500                      0                        0
Giacomo Fallucca                           5,000                    5,000                      0                        0
John B. Lowy, P.C.                        12,500                   12,500                      0                        0
John B. Lowy                              12,500                   12,500                      0                        0
Barbara Lowy                              12,500                   12,500                      0                        0

Olympic Capital Group, Inc.               12,500                   12,500                      0                        0
Michael Senn                               5,000                    5,000                      0                        0
Stephen S. Kennedy                         5,000                    5,000                      0                        0
Bradley Underwood                         12,500                   12,500                      0                        0
Carrie Jensen                              2,500                    2,500                      0                        0
Canada Inc                                 5,000                    5,000                      0                        0
Elliott Ames                               6,000                    6,000                      0                        0
Paul Grass                                10,000                   10,000                      0                        0
Eric Fry                                   5,000                    5,000                      0                        0
Norman Leben                               5,000                    5,000                      0                        0
Carl Planagan                              6,000                    6,000                      0                        0
Jose and Cecilia Serra                     5,000                    5,000                      0                        0
Robert C. Klein                           25,000                   25,000                      0                        0
Margaret Hodgkins                          5,000                    5,000                      0                        0
Lloyd Hodgkins                            10,000                   10,000                      0                        0
Peggy Hodgkins                            10,000                   10,000                      0                        0

                                  LEGAL MATTERS

      Sichenzia Ross Friedman Ference LLP, New York, New York will issue an opinion with respect to the validity of the shares of common stock being offered hereby.

                                     EXPERTS

      Our consolidated financial statements as of December 31, 2004, and for the year ended December 31, 2004 and the period from November 6, 2003 (inception) through December 31, 2003, have been included herein in reliance upon the report of Weinberg & Company, P.A., independent registered public accounting firm, appearing elsewhere herein, and upon authority of said firm as experts in accounting and auditing.

                              AVAILABLE INFORMATION

      We have not previously been required to comply with the reporting requirements of the Securities Exchange Act. We have filed with the SEC a registration statement on Form SB-2 to register the securities offered by this prospectus. For future information about us and the securities offered under this prospectus, you may refer to the registration statement and to the exhibits filed as a part of the registration statement.

      In addition, after the effective date of this prospectus, we will be required to file annual, quarterly, and current reports, or other information with the SEC as provided by the Securities Exchange Act. You may read and copy any reports, statements or other information we file at the SEC's public reference facility maintained by the SEC at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public through the SEC Internet site at http\\www.sec.gov.

                          MARINE GROWTH VENTURES, INC.

                          INDEX TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2004 and December 31, 2003
    Report of Independent Registered Public Accounting Firm                                          F-1
    Consolidated Balance Sheets as of December 31, 2004 and 2003                                     F-2
    Consolidated Statements of Operations for the year ended December 31, 2004
             and the period from November 6, 2003 (inception) through December 31, 2003              F-3
    Consolidated Statements of Stockholders' Equity (Deficiency) for the period
             from November 6, 2003 (inception) through December 31, 2004                             F-4
    Consolidated Statements of Cash Flows for the year ended December 31, 2004
             and the period from November 6, 2003 (inception) through December 31, 2003              F-5
    Notes to Consolidated Financial Statements as of December 31, 2004 and 2003                      F-6

For the Six Months Ended June 30, 2005 and June 30, 2004

    Consolidated Balance Sheets as of - June 30, 2005 and December 31, 2004                          F-13
    Consolidated Statements of Operations for - three months ended June 30, 2005 and
             June 30, 2004 and six months ended June 30, 2005 and June 30, 2004                      F-14
    Consolidated Statements of Cash Flows - six months ended June 30, 2005 and June 30, 2004         F-15
    Condensed Consolidated Statement of Cash Flows - six months ended June 30, 2005 and
             June 30, 2004 and July 9, 1998 (date of inception) through June 30, 2005                F-16
    Notes to Consolidated Financial Statements                                                       F-17

                          Marine Growth Ventures, Inc.
                                and Subsidiaries
                        Consolidated Financial Statements
             As of and for the Year Ended December 31, 2004 and the
                Period from November 6, 2003 (inception) through
                                December 31, 2003

                  Marine Growth Ventures, Inc. and Subsidiaries

Table of Contents                                                                    Page
Report of Independent Registered Public Accounting Firm                                 1

Consolidated Balance Sheets as of December 31, 2004 and 2003                            2

Consolidated Statements of Operations for the year ended
     December 31, 2004 and the period from November 6, 2003 (inception)
     through December 31, 2003                                                          3

Consolidated Statements of Stockholders' Equity (Deficiency) for the period
     from November 6, 2003 (inception) through December 31, 2004                        4

Consolidated Statements of Cash Flows for the year ended
     December 31, 2004 and the period from November 6, 2003 (inception)
     through December 31, 2003                                                          5

Notes to Consolidated Financial Statements as of December 31, 2004 and 2003          6-13

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and shareholders of:
Marine Growth Ventures, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Marine Growth Ventures, Inc. and Subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders' equity (deficiency) and cash flows for the year ended December 31, 2004 and for the period from November 6, 2003 (inception) through December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Marine Growth Ventures, Inc. and Subsidiaries as of December 31, 2004 and 2003, and the consolidated results of their operations, and their cash flows for the year ended December 31, 2004 and for the period from November 6, 2003 (inception) through December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note A to the financial statements, the Company has a net loss of $123,656 and a negative cash flow from operations of $106,183 for the year ended December 31, 2004. These matters raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note A. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

WEINBERG & COMPANY, P.A.

Boca Raton, Florida
June 22, 2005

                  Marine Growth Ventures, Inc. and Subsidiaries
                           Consolidated Balance Sheets

                                                    December 31,   December 31,
                                                        2004           2003
                                                    ------------   ------------

                                     ASSETS

CURRENT ASSETS
Accounts Receivable                                 $     16,500   $         --
Notes and Loans Receivable                               269,730             --
                                                    ------------   ------------
     Total Current Assets                                286,230             --

FIXED ASSETS, NET                                          1,194             --
OTHER ASSETS                                               2,181             --
GOODWILL                                                  12,500             --
                                                    ------------   ------------

TOTAL ASSETS                                        $    302,105   $         --
                                                    ============   ============

                LIABILITIES & STOCKHOLDERS' EQUITY (DEFICIENCY)

CURRENT LIABILITIES
Accrued Payroll                                     $     25,101   $         --
Cash Overdraft                                             5,868             --
Accrued Interest Payable                                   1,126             --
Accounts Payable                                           1,900             --
Other Accounts Payable                                     9,729          1,794
Note Payable - Stockholder                               133,781             --
                                                    ------------   ------------
     Total Current Liabilities                           177,505          1,794
                                                    ------------   ------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY (DEFICIENCY)
Preferred Stock, $.001 par value, 5,000,000
shares authorized, none issued or outstanding                 --             --
Common Stock, $0.001 par value, 100,000,000
shares authorized, 20,100,000 and 4,000 issued
and outstanding                                           20,100              4
Subscription Receivable                                   (1,250)          (100)
Additional Paid-In Capital                               231,200             96
Accumulated Deficit                                     (125,450)        (1,794)
                                                    ------------   ------------
     Total Stockholders' Equity (Deficiency)             124,600         (1,794)
                                                    ------------   ------------

TOTAL LIABILITIES & STOCKHOLDERS'
EQUITY (DEFICIENCY)                                 $    302,105   $         --
                                                    ============   ============

          See accompanying notes to consolidated financial statements.

                  Marine Growth Ventures, Inc. and Subsidiaries
                      Consolidated Statements of Operations

                                                                     For the
                                                                   Period From
                                                                   November 6,
                                                                       2003
                                                 For the Year      (Inception)
                                                     Ended           Through
                                                 December 31,      December 31,
                                                     2004              2003
                                                 ------------      ------------

REVENUE
     Consulting Income                           $     35,780      $         --
     Ship Management Fees                              66,000                --
                                                 ------------      ------------
         Total Revenue                                101,780                --
                                                 ------------      ------------

EXPENSES
     Operating                                         50,468                --
     Selling                                              505                --
     General and Administrative                       183,064                --
                                                 ------------      ------------
         Total Expenses                               234,037                --
                                                 ------------      ------------

LOSS FROM OPERATIONS                                 (132,257)               --
                                                 ------------      ------------

OTHER INCOME (EXPENSES)
     Other Income                                      13,239                --
     Other Expenses                                    (4,638)           (1,794)
                                                 ------------      ------------
         Total Other Income (Expenses)                  8,601            (1,794)
                                                 ------------      ------------

NET LOSS                                         $   (123,656)     $     (1,794)
                                                 ============      ============

Basic and diluted loss per common share          $      (0.05)     $      (0.45)
                                                 ============      ============

Weighted Average number of shares
outstanding - basic & diluted                       2,425,808             4,000
                                                 ============      ============

          See accompanying notes to consolidated financial statements.

                  Marine Growth Ventures, Inc. and Subsidiaries
                    Consolidated Statements of Stockholders'
                     Equity (Deficiency) For the Period from
             November 6, 2003 (Inception) Through December 31, 2004

                                                         Common Stock     Subscription    Additional    Accumulated
                                                     Shares      Amount    Receivable  Paid-In Capital     Deficit        Total
                                                   ----------------------  ----------   --------------  ------------   ----------
Common stock subscribed at inception                    4,000  $        4  $     (100)  $           96  $         --   $       --

Net Loss for the year                                      --          --          --               --        (1,794)      (1,794)
                                                   ----------------------  ----------   --------------  ------------   ----------
Balance, December 31, 2003                              4,000           4        (100)              96        (1,794)      (1,794)

Collection of subscription receivable in May 2004          --          --         100               --            --          100

Common stock issued for cash in September 2004      1,000,000       1,000          --           11,500            --       12,500

Shares issued  in exchange for shares in
Sophlex Ship Management, Inc. in September 2004     1,000,000       1,000          --           11,500            --       12,500

Common stock subscribed in September 2004             100,000         100      (1,250)           1,150            --           --
Conversion of a portion of the balance of
notes payable in November 2004                     17,996,000      17,996          --          206,954            --      224,950

Net Loss for the year                                      --          --          --               --      (123,656)    (123,656)
                                                   ----------------------  ----------   --------------  ------------   ----------
Balance, December 31, 2004                         20,100,000  $   20,100  $   (1,250)  $      231,200  $   (125,450)  $  124,600
                                                   ======================  ==========   ==============  ============   ==========

          See accompanying notes to consolidated financial statements.

                  Marine Growth Ventures, Inc. and Subsidiaries
                      Consolidated Statements of Cash Flows

                                                                             For the
                                                                           Period From
                                                                           November 6,
                                                                               2003
                                                           For the Year    (Inception)
                                                              Ended          Through
                                                           December 31,    December 31,
                                                               2004            2003
                                                           ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
       Net Loss                                            $   (123,656)   $     (1,794)
       Adjustments To Reconcile Net Loss To Net Cash
       Used In Operating Activities:
       Depreciation                                                  92              --
       Changes In Operating Assets & Liabilities:
       Accounts Receivable                                      (16,500)             --
       Other Assets                                              (2,181)             --
       Accounts Payable                                           1,900              --
       Accrued Interest Payable                                   1,126              --
       Accrued Payroll                                           25,101              --
       Other Accounts Payable                                     7,935           1,794
                                                           ------------    ------------
   Net Cash Used In Operating Activities                       (106,183)             --
                                                           ------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
       Purchase Of Fixed Assets                                  (1,286)             --
       Advances Made On Loans Receivable                       (269,730)             --
                                                           ------------    ------------
   Net cash used in Investing Activities                       (271,016)             --
                                                           ------------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
       Cash Overdraft                                             5,868              --
       Proceeds From Note Payable - Stockholder                 369,188              --
       Repayments Of Note Payable - Stockholder                 (10,457)             --
       Collection Of Subscription Receivable                        100              --
       Proceeds From Sale Of Common Stock                        12,500              --
                                                           ------------    ------------
   Net Cash Provided By Financing Activities                    377,199              --
                                                           ------------    ------------

NET INCREASE IN CASH:                                                --              --

CASH, BEGINNING OF YEAR:                                             --              --
                                                           ------------    ------------

CASH, END OF YEAR:                                         $         --    $         --
                                                           ============    ============

SUPPLEMENTAL CASH FLOWS DISCLOSURES:
       Common Stock Issued for Acquisition of Subsidiary   $     12,500    $         --
                                                           ============    ============
       Common Stock Issued on Conversion of Note Payable   $    224,950    $         --
                                                           ============    ============
       Common Stock Issued for Subscription Receivable     $      1,250    $        100
                                                           ============    ============

          See accompanying notes to consolidated financial statements.

                  Marine Growth Ventures, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements
                        As of December 31, 2004 and 2003

NOTE A - ORGANIZATION AND OPERATIONS AND GOING CONCERN

      Marine Growth Ventures, Inc. ("MGV") was formed and incorporated in the state of Delaware on November 6, 2003. MGV is a holding company that conducts its operations primarily through a wholly-owned subsidiary, Sophlex Ship Management, Inc. ("Sophlex"). MGV, Sophlex and MGV's other subsidiaries are referred to collectively herein as the "Company".

      The Company had no significant business operations until its acquisition of Sophlex on September 1, 2004. Sophlex, which was founded in 1999, provides ship crewing and management services to vessel owners and operators in the United States and abroad. The Company's Chief Operating Officer was the founder and the sole shareholder of Sophlex prior to the acquisition (See Note I).

      The Company is also currently pursuing opportunities in a new industry referred to as cruise timeshares, which combines traditional real estate timeshares with commercial cruise vacations. Purchasers of cruise timeshares will receive the right to a seven-day cruise each year for up to 15 years aboard a cruise ship to be purchased by the Company.

      In addition, the Company is pursuing other opportunities in the shipping industry.

      Since its inception, the Company has been dependent upon the proceeds of loans from its stockholders and the receipt of capital investment to fund its continuing activities. The Company has incurred operating losses since its inception. The Company expects to incur significant increasing operating losses over the next several years, primarily due to the expansion of its business. There is no assurance that the Company's developmental and marketing efforts will be successful. The Company will continue to require the infusion of capital until operations become profitable. There can be no assurance that the Company will ever achieve any revenues or profitable operations from the sale of its proposed products. During 2005, the Company is seeking additional capital. The Company had a net loss of $123,656 and a negative cash flow from operations of $106,183 for the ended December 31, 2004. As a result of the above, the accompanying consolidated financials have been prepared assuming that the Company will continue as a going concern. The consolidated financials do not include any adjustments that might result from the outcome of this uncertainty.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      (1)   Principles of Consolidation

      The accompanying consolidated financial statements include the accounts of the parent company, Marine Growth Ventures, Inc., and its wholly-owned subsidiaries, Marine Growth Finance, Inc., Sophlex Ship Management, Inc., Marine Growth Freight, Inc., Marine Growth Charter, Inc. and Gulf Casino Cruises, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation.

      (2)   Cash

      The Company maintains its cash balances with various financial institutions. Balances at the institutions may at times exceed Federal Deposit Insurance Corporation limits. The Company had a negative cash balance at December 31, 2004.

                  Marine Growth Ventures, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements
                        As of December 31, 2004 and 2003

      (3)   Fixed Assets

      Office furniture is stated at cost less accumulated depreciation. The cost of maintenance and repairs is charged to operations as incurred. Depreciation is computed by the declining balance method over the estimated economic useful life of the assets (7 years).

      (4)   Net Loss Per Share

      Net loss per common share (basic and diluted) has been computed by dividing the net loss available to common stockholders by the weighted average number of common shares outstanding during each period. Common stock equivalents were not included in the calculation of diluted loss per share as there were none outstanding during the periods presented as well as their effect would be anti-dilutive. Also, see Note K (2) Stock Split.

      (5)   Use of Estimates

      The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results may differ from those estimates.

      (6)   Income Taxes

      Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

      (7)   Revenue Recognition

      The Company recognizes ship management revenue and consulting revenue when earned. At the time of the transaction, the Company assesses whether the fee is fixed and determinable based on the payment terms associated with the transaction and whether collectability is reasonably assured. If a significant portion of a fee is due after the normal payment terms, the Company accounts for the fee as not being fixed and determinable. In these cases, the Company recognizes revenue as the fees become due. Where the Company provides a service at a specific point in time and there are no remaining obligations, the Company recognizes revenue upon completion of the service.

      (8)   Fair Value of Financial Instruments

      The carrying amounts of the Company's financial instruments, including accounts receivable, cash overdraft, accounts payable and accrued expenses at December 31, 2004, approximate their fair value because of their relatively short-term nature.

      (9)   Accounting for the Impairment of Long-Lived Assets

      The long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technology or other industry changes. Determination of recoverability of assets to be held and used is performed by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. There were no impairments of long-lived assets in 2004 and 2003.

                  Marine Growth Ventures, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements
                        As of December 31, 2004 and 2003

      (10)  Goodwill

      Goodwill recognized as a result of the acquisition of Sophlex in September 2004 has an indefinite life and is not amortized (See Note I). Instead, it is subject to annual impairment tests. There was no impairment to goodwill during 2004.

      (11)  Recent Accounting Pronouncements

      No recent accounting pronouncements affect the Company's consolidated financial statements.

NOTE C - CONCENTRATION OF CREDIT RISK

      Three customers accounted for the total revenue for the year ended December 31, 2004. One customer accounted for 66% of the revenue. The Company's largest customer incurs expenses, which are paid on behalf of the customer by the subsidiary, Sophlex Ship Management, Inc and reimbursed by the customer. These receivables are included in accounts receivable at December 31, 2004. The remaining two customers, both related parties, account for the consulting income for the year ended December 31, 2004 (See Note F (2) Consulting Income).

NOTE D - NOTES AND LOANS RECEIVABLE

      (1)   Riveria I

      In 2004, the Company entered into an agreement with Riveria I in which the Company agreed to finance Riviera I's refurbishing of its ship. As part of this agreement the Company paid certain expenses on behalf of Riveria I which were to then be reimbursed by Riveria I. As of December 31, 2004 the balance on this receivable was $263,730. This receivable was settled in full during 2005 (See Note K (1) Riveria I).

      (2)   Officer Loans Receivable

      On September 16, 2004 and October 1, 2004, two loans of $3,000 each were given to the Company's Chief Operating Officer of the Company (See Note F
      (5) Officer Loans Receivable). There are no specific terms of repayment on these loans.

NOTE E - FIXED ASSETS

      Fixed assets as of December 31, 2004 consist of:

            Furniture and Equipment                                   $1,286
            Less: Accumulated Depreciation                                92
                                                                      ------

            Fixed Assets, net                                         $1,194
                                                                      ======

      Depreciation expense for the year ended December 31, 2004 amounted to $92.

                  Marine Growth Ventures, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements
                        As of December 31, 2004 and 2003

NOTE F - RELATED PARTY TRANSACTIONS

      (1)   Revolving Secured Note

      On May 5, 2004, the Company issued a Revolving Secured Note (the "Note") with an aggregate principal amount up to $500,000 to the majority member of the LLC that is the majority owner of the Company. The Note bears interest at 10% per annum and was due on May 31, 2005. Prior to maturity, both parties agreed that the note would be repaid from funds received from the private placement (See Note K(3)). In accordance with the terms of the Note, $224,950 of principal and interest was converted into 17,996,000 shares of Common Stock on November 25, 2004. As of December 31, 2004, the balance of the note is $133,781.

      (2)   Consulting Income

      In 2004, the Company received $21,530 in consulting income from Port Offices, LLC. The majority member of the LLC that is the majority owner of the Company is a member of Port Offices, LLC.

      In 2004, the Company received $14,250 in consulting income from Sea Diamond Gaming, LLC. The Chairman of the board of the Company is the manager of Sea Diamond Gaming, LLC (See Note K (4) Related Party Loans).

      (3)   Other Accounts Payable / Debt Forgiveness

      The majority member of the LLC that is the majority owner of the Company advanced a total of $3,239 for entity start up costs ($1,734 and $1,505 in 2003 and 2004, respectively). This debt was forgiven on December 31, 2004, and is recorded in other income for the year ended December 31, 2004.

      (4)   Employee Subscription / Receivable

      On September 1, 2004, a receivable of $1,250 was owed by an executive director for the purchase of 100,000 shares of stock, which was recorded as a subscription receivable.

      (5)   Officer Loans Receivable

      On September 16, 2004 and October 1, 2004, two loans of $3,000 each with no specific repayment terms were given to the Chief Operating Officer of the Company.

      (6)   Operating Lease

      The Company utilizes space in Milwaukee, Wisconsin owned by an entity controlled by the Chairman of the Board of Directors. There is currently no charge for the use of this space. The fair market value of this rent is $250 per month.

                  Marine Growth Ventures, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements
                        As of December 31, 2004 and 2003

NOTE G - CAPITAL TRANSACTIONS

      In 2003, the Company authorized and issued 4,000 shares of common stock to the founder at $0.025 per share in exchange for a subscription receivable that was collected in May 2004. In August 2004, through a certificate of amendment of the certificate of incorporation, the Corporation was approved to issue 40,000,000 shares of common stock with a par value of $0.0125 per share. The number of authorized shares were also increased in 2005 (See Note K (2)).

      In September 2004, 1,000,000 shares of common stock were sold to the President of the Company and 100,000 shares of common stock to another officer of the Company for $0.0125 per share.

      In September 2004, as part of a stock exchange agreement, the Company issued 1,000,000 shares of common stock at $0.0125 per share to the Chief Operating Officer. In exchange, the Company received all outstanding shares of Sophlex Ship Management, Inc. (See Note 1)

      On November 25, 2004, in accordance with the terms of the revolving secured note with the majority member of the LLC that is the majority owner of the Company, $224,950 of principal and interest of the note was converted into 17,996,000 shares of common stock. at $0.0125 per share.

NOTE H - INCOME TAXES

                                                   Years ended December 31,
                                                      2004          2003
                                                    --------     --------

      Taxes at U.S. federal statutory rate          $(42,043)    $   (598)
      Valuation Allowance                             42,043          598
                                                    --------     --------
      Tax expense (benefit)                         $     --     $     --
                                                    ========     ========

      The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities at December 31, 2004 and 2003 are presented below:

                                                   Years ended December 31,
                                                      2004         2003
                                                    --------     --------
      Deferred income tax assets:
          Net operating losses carryforwards        $ 42,641     $    598
          Tax credits                                     --           --

      Deferred income tax liabilities:
          Depreciation                                    --           --
                                                    --------     --------
                                                      42,641          598
      Valuation allowance                            (42,641)        (598)
                                                    --------     --------
      Net deferred tax assets                       $     --     $     --
                                                    ========     ========

      As of December 31, 2004, the Company has a net operating loss carryforwards for federal income tax purposes in the amount of $125,450, which expire in 2023 and 2024. The valuation allowance increased by $42,043 for the year ended December 31, 2004.

                  Marine Growth Ventures, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements
                        As of December 31, 2004 and 2003

NOTE I - BUSINESS COMBINATION

      On September 1, 2004, the Company entered into a stock exchange agreement whereby it acquired all of the outstanding stock of Sophlex. Accordingly, the results of the operations for Sophlex have been included in the accompanying consolidated financial statements from that date forward.

      The aggregate acquisition price was $12,500 based upon the fair value of 1,000,000 shares of the Company's common stock.

      Following is a condensed balance sheet showing the fair values of the assets acquired and the liabilities assumed as of the date of the acquisition:

      Current Assets                  $  6,239
      Fixed Assets, Net                  1,286
      Other Assets                         525
                                      --------
      Total Assets                       8,050
                                      --------

      Current Liabilities               (8,050)
                                      --------
      Total Liabilities                 (8,050)
                                      --------

      Net Assets Acquired                   --
      Acquisition price                 12,500
                                      --------
      Goodwill                        $ 12,500
                                      ========

      The following pro forma information is based on the assumption that the acquisition took place as of January 1, 2003:

                                                       2004           2003
                                                   (unaudited)     (unaudited)
                                                   -----------    -----------

      Total Revenue                                $   264,998    $   290,340
                                                   ===========    ===========

      Net (Loss) Income                            $  (175,012)   $     8,319
                                                   ===========    ===========

      Basic and diluted loss per common share      $     (0.06)   $      0.01
                                                   ===========    ===========

NOTE J - COMMITMENTS AND CONTINGENCIES

      (1) Employment Agreements

      On July 1, 2004, the Company entered into an employment agreement with the Company's President. The employment agreement is for a term of three years, but his employment is on an "at will" basis, under which the terms of his employment will continue unless terminated by either party . Termination by the Company may be with or without cause, at any time. However, in the event that the President is terminated by the Company without cause, he is entitled to receive severance pay in the form of his base salary at the time of termination. Gross salary under the agreement is set at an annual rate of $100,000; provided, however, that he will be entitled to increases in such base salary for any calendar quarter in which the Company's Earnings Before Interest, Depreciation, Taxes, and Amortization ("EBIDTA") exceeds certain predetermined milestones.

      On July 1, 2004, the Company entered into an agreement with the Company's Chief Operating Officer. The employment agreement is for a term of three years, but his employment is on an "at will" basis, under which the terms of his employment will continue unless terminated by either party . Termination by the Company may be with or without cause, at any time. However, in the event that the Chief Operating Officer is terminated by the Company without cause, he is entitled to receive severance pay in the form of his base salary at the time of termination. His salary under the agreement is set at an annual rate of $100,000; provided, however, that he will be entitled to increases in such base salary for any calendar quarter in which the Company's EBIDTA exceeds certain predetermined milestones.

                  Marine Growth Ventures, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements
                        As of December 31, 2004 and 2003

      (2) Operating Leases

      The Company leases its main office, which is located in Cape Canaveral, Florida. The lease has a term of 36 months, which began on August 15, 2004 and expires on August 31, 2007, with options to renew. The Company currently pays rent and related costs of $1,656 per month with a 3% increase on each anniversary of the lease. Minimum future lease payments for the next three years at this location are as follows:

            Year Ending December 31,                    Amount

                    2005                               $20,057
                    2006                                20,569
                    2007                                12,206
                                                       -------
                                                       $52,832
                                                       =======

      The Company leases a secondary office located in Corpus Christi, Texas. This lease is a verbal month to month lease which was assumed on September 1, 2004 with the Sophlex acquisition. The Company currently pays rent and related costs of $331 per month.

      The Company utilizes space in Milwaukee, Wisconsin owned by an entity controlled by the Chairman of the Board of Directors. This space has been utilized since inception. There is currently no charge for the use of this space. The fair market value of this rent is $250 per month.

      Rent expense charged to operations was $7,310 and $0 in 2004 and 2003, respectively.

NOTE K - SUBSEQUENT EVENTS

      (1) Riveria I

      In January 2005, the Company commenced a lawsuit against Royal Pacific (aka Riveria I) for defaulting on its financing agreement. A settlement was reached and paid by Riveria I in April 2005. The Company received $329,000 related to the $263,730 receivable outstanding at December 31, 2004 (see Note D (1)) and additional advances made subsequent to year-end.

      (2) Stock Split

      On May 12, 2005, there was a unanimous written consent of the board of directors, which authorized a forward stock split of 4-for-1 and increased the authorized capital of the Company. Furthermore, the total number of shares that the corporation is authorized to have outstanding is 105,000,000 shares, of which 100,000,000 shares shall be common stock with a par value of $.001 and 5,000,000 shares shall be preferred stock with a par value of $.001. All share and per share amounts have been retroactively restated to give effect to the 4-for-1 stock split.

                  Marine Growth Ventures, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements
                        As of December 31, 2004 and 2003

      (3) Private Placement

      On May 16, 2005, the Company issued a Confidential Offering Memorandum ("Offering"). The Offering is available to a limited number of accredited investors. The offering period commenced on May 16, 2005 and is continuing for an additional 30 days, subject to an extension clause. The Offering will be a minimum of 1,000,000 shares and a maximum of 2,000,000 shares. The minimum subscription is for $1,000 (5,000 shares), although the Company reserves the right to accept subscriptions for less than $1,000. The shares are being offered at a price of $0.20 per share.

      (4) Related Party Loans

      On May 24, 2005, the Chairman of the Board of the Company loaned $10,000 to the Company.

      (5) Financing Term Sheet

      On April 28, 2005, the Company entered into a term sheet for the sale of an aggregate of $2,200,000 of secured convertible notes. The Company also entered into a term sheet for a Standby Equity Distribution Agreement in the amount of $5,000,000 as part of the same transaction.

                  Marine Growth Ventures, Inc. and Subsidiaries

Table of Contents                                                                         Page
Independent Registered Public Accounting Firm's Review Report                                1

Condensed Consolidated Balance Sheet as of June 30,  2005 (unaudited)                        2

Condensed Consolidated Statements of Operations for the six months ended
     June 30, 2005 and 2004 (unaudited)                                                      3

Condensed Consolidated Statements of Cash Flows for the six months ended
     June 30, 2005 and 2004 (unaudited)                                                      4

Notes to Condensed Consolidated Financial Statements as of June 30, 2005 (unaudited)       5-8

          Independent Registered Public Accounting Firm's Review Report

We have reviewed the condensed consolidated balance sheet of Marine Growth Ventures, Inc. and subsidiaries as of June 30, 2005, and the related condensed consolidated statements of operations and cash flows for the six month periods ended June 30, 2005 and 2004. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the condensed consolidated financial statements referred to above for them to be in conformity with accounting principles generally accepted in the United States of America.

Weinberg & Company, PA.

Boca Raton, Florida
August 30, 2005

                  Marine Growth Ventures, Inc. and Subsidiaries
                      Condensed Consolidated Balance Sheet
                               As of June 30, 2005
                                   (Unaudited)

                                     ASSETS

CURRENT ASSETS
Cash                                                                  $     176
Accounts Receivable                                                      30,500
Loans Receivable from Officer                                             6,000
                                                                      ---------
     Total Current Assets                                                36,676

FIXED ASSETS, NET                                                         1,037
DEPOSITS                                                                 74,681
GOODWILL                                                                 12,500
                                                                      ---------

TOTAL ASSETS                                                          $ 124,894
                                                                      =========

                    LIABILITIES & STOCKHOLDERS' (DEFICIENCY)

CURRENT LIABILITIES
Accrued Payroll                                                       $  46,399
Accrued Interest Payable                                                  2,664
Accounts Payable                                                         30,069
Other Accounts Payable                                                   20,262
Other Short Term Borrowing - Related Party                               10,000
Note Payable - Stockholder                                              103,866
                                                                      ---------
     Total Current Liabilities                                          213,260
                                                                      ---------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' (DEFICIENCY)
Preferred Stock, $0.001 par value, 5,000,000
shares authorized, none issued or outstanding                                --
Common Stock, $0.001 par value, 100,000,000
shares authorized, 20,100,000 issued and outstanding                     20,100
Subscription Receivable                                                  (1,250)
Common Stock to be Issued (5,000 shares)                                  1,000
Additional Paid-In Capital                                              231,200
Accumulated Deficit                                                    (339,416)
                                                                      ---------
     Total Stockholders' (Deficiency)                                   (88,366)
                                                                      ---------

TOTAL LIABILITIES & STOCKHOLDERS'
(DEFICIENCY)                                                          $ 124,894
                                                                      =========

          See accompanying notes to consolidated financial statements.

                  Marine Growth Ventures, Inc. and Subsidiaries
                 Condensed Consolidated Statements of Operations
                 For the Six Months Ended June 30, 2005 and 2004
                                   (Unaudited)

                                                   Six Months        Six Months
                                                      Ended            Ended
                                                    June 30,          June 30,
                                                      2005              2004
                                                 ------------      ------------

REVENUE
     Ship Management Fees                        $     93,000      $         --
                                                 ------------      ------------
         Total Revenue                                 93,000                --
                                                 ------------      ------------

EXPENSES
     Operating                                         46,100                --
     Selling                                               80                --
     General and Administrative                       261,985            13,151
                                                 ------------      ------------
         Total Expenses                               308,165            13,151
                                                 ------------      ------------

LOSS FROM OPERATIONS                                 (215,165)          (13,151)
                                                 ------------      ------------

OTHER INCOME (EXPENSES)
     Other Income                                      12,886                --
     Other Expenses                                   (11,687)             (566)
                                                 ------------      ------------
         Total Other Income (Expenses)                  1,199              (566)
                                                 ------------      ------------

NET LOSS                                         $   (213,966)     $    (13,717)
                                                 ============      ============

Basic and diluted loss per common share          $      (0.01)     $      (3.43)
                                                 ============      ============
Weighted average number of shares
outstanding - basic & diluted                      20,100,000             4,000
                                                 ============      ============

          See accompanying notes to consolidated financial statements.

                  Marine Growth Ventures, Inc. and Subsidiaries
                 Condensed Consolidated Statements of Cash Flows
                 For the Six Months Ended June 30, 2005 and 2004
                                   (Unaudited)

                                                                   Six Months     Six Months
                                                                     Ended           Ended
                                                                    June 30,       June 30,
                                                                      2005           2004
                                                                   ----------     ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
       Net Loss                                                    $ (213,966)    $  (13,717)
       Adjustments To Reconcile Net Loss To Net Cash
       Used In Operating Activities:
       Depreciation                                                       157             --
       Changes In Operating Assets & Liabilities:
       Accounts Receivable                                            (14,000)            --
       Deposits                                                       (72,500)            --
       Accounts Payable                                                28,169             --
       Accrued Interest Payable                                         1,538            105
       Accrued Payroll                                                 21,298             --
       Other Accounts Payable                                          10,533          1,444
                                                                   ----------     ----------
   Net Cash Used In Operating Activities                             (238,771)       (12,168)
                                                                   ----------     ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
       Advances Made On Loans Receivable                              (65,254)            --
       Proceeds From Repayment Of Loans Receivable                    328,984             --
                                                                   ----------     ----------
   Net Cash Provided By Investing Activities                          263,730             --
                                                                   ----------     ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
       Cash Overdraft                                                  (5,868)            --
       Proceeds From Other Short Term Borrowing - Related Party        10,000             --
       Proceeds From Note Payable - Stockholder                       210,185         18,782
       Repayments Of Note Payable - Stockholder                      (240,100)            --
       Collection Of Subscription Receivable                               --            100
       Proceeds From Common Stock Subscribed                            1,000             --
                                                                   ----------     ----------
   Net Cash (Used In) Provided By Financing Activities                (24,783)        18,882
                                                                   ----------     ----------

NET INCREASE IN CASH                                                      176          6,714

CASH, BEGINNING OF PERIOD                                                  --             --
                                                                   ----------     ----------

CASH, END OF PERIOD                                                $      176     $    6,714
                                                                   ==========     ==========

          See accompanying notes to consolidated financial statements.

                  Marine Growth Ventures, Inc. and Subsidiaries
              Notes to Condensed Consolidated Financial Statements
                               As of June 30, 2005
                                   (Unaudited)

Note 1 - Organization and Operations and Going Concern

      Marine Growth Ventures, Inc. ("MGV") was formed and incorporated in the state of Delaware on November 6, 2003. MGV is a holding company that conducts its operations primarily through a wholly-owned subsidiary, Sophlex Ship Management, Inc. ("Sophlex"). MGV, Sophlex and MGV's other subsidiaries are referred to collectively herein as the "Company".

      The Company had no significant business operations until its acquisition of Sophlex on September 1, 2004. Sophlex, which was founded in 1999, provides ship crewing and management services to vessel owners and operators in the United States and abroad.

      The Company is also currently pursuing opportunities in a new industry referred to as cruise timeshares, which combines traditional real estate timeshares with commercial cruise vacations. Purchasers of cruise timeshares will receive the right to a seven-day cruise each year for up to 15 years aboard a cruise ship to be purchased by the Company.

      In addition, the Company is pursuing other opportunities in the shipping industry.

      Since its inception, the Company has been dependent upon the proceeds of loans from its stockholders and the receipt of capital investment to fund its continuing activities. The Company has incurred operating losses since its inception. The Company expects to incur significant increasing operating losses over the next several years, primarily due to the expansion of its business. There is no assurance that the Company's developmental and marketing efforts will be successful. The Company will continue to require the infusion of capital until operations become profitable. There can be no assurance that the Company will ever achieve any revenues or profitable operations from the sale of its proposed products. During 2005, the Company is seeking additional capital. During the six months ended June 30, 2005, the Company had a net loss of $213,966 and a negative cash flow from operations of $238,771 and as of June 30, 2005, the Company had a working capital deficiency of $176,584 and a stockholders' deficiency of $88,366. As a result of the above, the accompanying condensed consolidated financials have been prepared assuming that the Company will continue as a going concern. The condensed consolidated financials do not include any adjustments that might result from the outcome of this uncertainty.

Note 2 - Summary of Significant Accounting Policies

      (A)   Principles of Consolidation

            The accompanying condensed consolidated financial statements include the accounts of Marine Growth Ventures, Inc. and its subsidiaries (collectively, the "Company"). All material intercompany accounts and transactions have been eliminated in consolidation. Marine Growth Real Estate, Inc., (an inactive subsidiary of the Company) was dissolved on May 11, 2005.

      (B)   Fair Value of Financial Instruments

            The carrying amounts of the Company's financial instruments, including cash, accounts receivable, accounts payable and accrued expenses at June 30, 2005 approximate their fair value because of their relatively short-term nature.

      (C)   Use of Estimates

            The preparation of condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results may differ from those estimates.

      (D)   Loss per Common Share

            Net loss per common share (basic and diluted) has been computed by dividing the net loss available to common stockholders by the weighted average number of common shares outstanding during each period. Common stock equivalents were not included in the calculation of diluted loss per share as there were none outstanding during the periods presented as well as their effect would be anti-dilutive.

      (E)   Interim Consolidated Financial Statements

            The condensed consolidated financial statements as of June 30, 2005 and for the six months ended June 30, 2005 and 2004 are unaudited. In the opinion of management, such condensed consolidated financial statements include all adjustments (consisting of normal recurring accruals) necessary for the fair presentation of the consolidated financial position and the consolidated results of operations. The condensed consolidated results of operations for the periods presented are not necessarily indicative of the results to be expected for the full year. The interim condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2004 and 2003.

      (F)   Recent Accounting Pronouncements

            No recent accounting pronouncements affect the Company's consolidated financial statements.

Note 3- Related Party Transaction

      On May 24, 2005, the Chairman of the Board of the Company loaned $10,000 to the Company, with no formal terms of repayment. This amount was repaid subsequent to June 30, 2005.

Note 4 - Concentration of Credit Risk

      One customer accounted for the total revenue for the six months ended June 30, 2005 (See Note 9). The Company's customer incurs expenses, which are paid on behalf of the customer by the subsidiary, Sophlex Ship Management, Inc., and reimbursed by the customer. This receivable is included in accounts receivable at June 30, 2005 (See Note 10).

Note 5 - Notes Receivable

      In January 2005, the Company commenced a lawsuit against Royal Pacific (aka Riveria I) for defaulting on its financing agreement. A settlement was reached and paid by Riveria I in April 2005. The Company received $328,984 related to the $263,730 of notes receivable outstanding at December 31, 2004 and additional advances made in 2005. As part of this lawsuit, a bond was placed in the amount of $37,500 in order to "arrest" the ship which subsequently sank due to a fire on June 28, 2005 (See Note
      10). The $37,500 bond posted to "arrest" the Riviera I ship is being held in a court bank account in the Company's name. Although the bond is being held pending resolution of disputed attorney's fees, the Company believes its payments to date of approximately $35,000 in attorney's fees is payment in full and no additional fees are owed.

Note 6 - Capital Transactions

      On May 12, 2005, there was a unanimous written consent of the board of directors, which authorized a forward stock split of 4-for-1 and increased the authorized capital of the Company. Furthermore, the total number of shares that the corporation is authorized to have outstanding is 105,000,000 shares, of which 100,000,000 shares shall be common stock with a par value of $.001 and 5,000,000 shares shall be preferred stock with a par value of $.001. All share and per share amounts have been retroactively restated to give effect to the 4-for-1 stock split.

      On May 16, 2005, the Company received $1,000 for 5,000 shares of Common Stock to be issued in July 2005. These shares were sold for $0.20 per share (See Note 7).

Note 7 - Private Placement

      On May 16, 2005, the Company issued a Confidential Offering Memorandum ("Offering"). The Offering was available to a limited number of accredited investors. The offering period commenced on May 16, 2005. The Offering was for a minimum of 1,000,000 shares and a maximum of 2,000,000 shares. The minimum subscription was for $1,000 (5,000 shares), although the Company reserved the right to accept subscriptions for less than $1,000. The shares were offered at a price of $0.20 per share (See Note 10).

Note 8 - Business Combination

      On September 1, 2004, the Company entered into a stock exchange agreement whereby it acquired all of the outstanding stock of Sophlex. Accordingly, the results of operations for Sophlex have been included in the accompanying condensed consolidated financial statements from that date forward.

      The following pro forma information is based on the assumption that the acquisition took place as of January 1, 2004.

                                                             June 30, 2004
                                                               (unaudited)
                                                             -------------

      Total Revenue                                          $     202,178
                                                             =============

      Net (Loss)                                             $      (9,062)
                                                             =============

      Basic and diluted loss per common share                $        (.01)
                                                             =============

Note 9 - Commitment

      On April 28, 2005, the Company entered into a term sheet for the sale of an aggregate of $2,200,000 of secured convertible notes. The Company also entered into a term sheet for a Standby Equity Distribution Agreement in the amount of $5,000,000 as part of the same transaction. No funds have been received to date from these financing agreements.

Note 10 - Subsequent Events

      In connection with the Confidential Offering Memorandum issued by the Company in May 2005, (closed July 15, 2005) the Company raised $327,900 from the sale of 1,639,500 common shares. These proceeds were used for the repayment of an outstanding debt obligation, professional expenses and working capital and general corporate expenses.

      The Company's sole customer's ship was destroyed by a fire on June 28, 2005. The Company's sole customer is currently pursuing an insurance claim from the loss of its ship. The Company is aiding the customer with this insurance claim. Once this claim is complete the relationship will be re-evaluated.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Under Section 145 of the General Corporation Law of the State of Delaware, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Our by laws provides that we shall indemnify our directors and officers against all claims and liability by reason of serving as a director or officer. We are required to reimburse all legal expenses incurred by any director or officer in connection with that proceeding. We are not, however, required to reimburse any legal expenses in connection with any proceeding if a determination is made that the director or officer did not act in good faith or in a manner reasonably believed to be in our best interests. This provision in the by laws does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, payable by the Registrant relating to the sale of common stock being registered. All amounts are estimates except the SEC registration fee.

SEC registration fee                                                  $    23.94
Printing and engraving expenses                                       $10,000.00
Legal fees and expenses                                               $60,000.00
Accounting fees and expenses                                          $10,000.00
Miscellaneous expenses                                                $ 5,000.00

     Total ........................................................   $85,023.94
                                                                      ==========

      The Registrant has agreed to bear expenses incurred by the selling stockholders that relate to the registration of the shares of common stock being offered and sold by the selling stockholders.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

In connection with our acquisition of all of the outstanding shares of common stock of Sophlex Ship Management, Inc. on September 1, 2004, we isssed 1,000,000 shares of common stock to Capt Timothy Levensaler, our Chief Operating Officer, for his shares of Sophlex Ship Management, Inc. On September 1, 2004, Craig Hodgkins, our President, was issued 1,000,000 shares of common stock for $12,500. On September 1, 2004, Frank Orlando, our Executive Vice President was issued 100,000 shares of common stock for a subscription receivable of $1,250. This receivable was paid on August 31, 2005. These shares were offered pursuant to an exemption from registration pursuant to section 4(2) of the Securities Act of 1933.

      In accordance with the terms of a promissory note issued to Frank Crivello, $224,950 of principal and interest was converted into 17,996,000 shares of our common stock on November 25, 2004.

      In July 2005, we completed an offering of 1,639,500 shares of our common stock at a price of $0.20 per share to a total of 116 accredited investors. The total amount received from this offering was $327,900. We completed this offering pursuant to an exemption from registration by reason of Section 4(2) of the Securities Act of 1933 as well as Regulation D of the Act, and Rule 506 promulgated thereunder.

      * All of the above offerings and sales were deemed to be exempt under
Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of our company or executive officers of our company, and transfer was restricted by our company in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment.

      Except as expressly set forth above, the individuals and entities to whom we issued securities as indicated in this section of the registration statement are unaffiliated with us.

ITEM 27. EXHIBITS.

Exhibit
Number         Description of Exhibit

3.1            Registrant's Certificate of Incorporation.

3.2            Certificate of Amendment to Registrant's Certificate of
               Incorporation

3.3            Certificate of Amendment to Registrant's Certificate of
               Incorporation

3.4            Certificate of Amendment to Registrant's Certificate of
               Incorporation

3.5            Registrant's By-Laws.

5.1            Opinion of Sichenzia Ross Friedman Ference LLP

10.1 Employment agreement dated July 1, 2004 between the Registrant and Craig Hodgkins.

10.2 Employment agreement dated July 1, 2004 between the Registrant and Capt. Timothy Levensaler.

21.1           List of Subsidiaries

23.1           Consent of Weinberg & Company, P.A.

23.2           Consent of Sichenzia Ross Friedman Ference LLP (contained in
               Exhibit 5.1)

ITEM 28. UNDERTAKINGS.

The undersigned Company hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

(5) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

      In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in Cape Canaveral, Florida, on September__, 2005.

                                MARINE GROWTH VENTURES, INC.


                                By: /s/  Craig Hodgkins
                                    ----------------------------------------
                                    Craig Hodgkins
                                    President (Principal Executive Officer)


                                By: /s/ Katherine Ostruszka
                                    ----------------------------------------
                                    Katherine Ostruszka
                                    Chief Financial Officer and Controller
                                    (Principal Accounting Officer and Principal
                                    Financial Officer)

                                POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Craig Hodgkins his true and lawful attorneys-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement and to sign a registration statement pursuant to Section 462(b) of the Securities Act of 1933, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated: Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

        SIGNATURE                              TITLE                            DATE
----------------------------    -------------------------------------     -----------------
/s/ David Marks
----------------------------    Chairman of the Board                     September 2, 2005
David Marks


/s/ Craig Hodgkins
----------------------------    President and Director                    September 2, 2005
Craig Hodgkins


/s/ Capt. Timothy Levensaler
----------------------------    Chief Operating Officer and Director      September 2, 2005
Capt. Timothy Levensaler


/s/ Frank J. Orlando
----------------------------    Executive Vice President and Director     September 2, 2005
Frank J. Orlando


/s/ Paul Schwabe
----------------------------    Secretary and Director                    September 2, 2005
Paul Schwabe